Paramount Energy Trust
Consolidated Balance Sheets

As at	December 31,	December 31,
	2003	2002

($ thousands)

Assets
Current Assets
Accounts Receivable	$19,029	$16,012
Property, Plant and Equipment (Notes 4 and 5)	241,955	261,336

	$260,984	$277,348

Liabilities
Current Liabilities
Accounts Payable and Accrued Liabilities	$8,726	$19,306
Distributions Payable	8,928	-
Bank and Other Debt (Note 6)	55,564	2,123

	73,218	21,429

Asset Retirement Obligations (Notes 3, 5 and 9)	21,701	20,039

Unitholders' Equity
Unitholders' Capital (Note 7)	260,018	-
Equity Adjustments (Notes 1 and 5)	(16,172)	1,317
Net Investment of Paramount Resources Ltd.	-	234,563
Accumulated Earnings Net of Distributions	(77,781)	-

	166,065	235,880

	$260,984	$277,348

See Accompanying Notes
Basis of Presentation: Notes 1 and 2
Gas over Bitumen Issue: Note 11
Subsequent Event: Note 5

Paramount Energy Trust
Consolidated Statements of Earnings and Accumulated Earnings

Year Ended December 31	2003	2002

($ thousands except per unit amounts)

Revenue
Natural Gas	$201,239	$123,739
Royalties	(38,209)	(21,886)

	163,030	101,853

Expenses
Operating	27,727	30,265
Dry Hole	1,323	246
Geological and Geophysical	128	367
Lease Rentals	1,827	1,825
General and Administrative	3,980	3,987
Gas Over Bitumen Costs (Note 11)	696	-
Interest	2,440	50
Income Taxes (Note 2(g))	-	6,027
Loss on Sale of Equipment	-	134
Write-down of Property, Plant and Equipment (Note 5)	9,800	-
Depletion, Depreciation and Accretion	62,675	51,546

	110,596	94,447

Net Earnings	52,434	7,406

Accumulated Earnings Net of Distributions at Beginning of Year,
as previously reported	238,203	282,815
Retroactive Effect of Change in Accounting Policy (Note 3)	(3,640)	(2,005)

Accumulated Earnings Net of Distributions at Beginning of Year,
as restated	234,563	280,810

Reduction in Net Investment on Restructuring (Notes 1 and 2)	(241,576)	-
Distributions Paid or Payable	(123,202)	(53,653)

Accumulated Earnings Net of Distributions at End of Year
	$(77,781)	$234,563

Earnings Per Trust Unit (Note 2(d))
Basic	$1.23	$0.19
Diluted	$1.21	$0.19

Distributions Per Trust Unit	$2.884	-

See Accompanying Notes

Paramount Energy Trust
Consolidated Statements of Cash Flows

Year Ended December 31	2003	2002

($ thousands)

Cash Provided By (Used For)
Operating Activities
Net Earnings	$52,434	$7,406
Items not Involving Cash
Depletion, Depreciation and Accretion	62,675	51,546
Loss on Sale of Equipment	-	134
Write-down of Property, Plant and Equipment	9,800	-
Items not Associated with Operations
Dry Hole	1,323	246
Geological and Geophysical	128	367

Funds Flow from Operations	126,360	59,699
Change in Non-Cash Working Capital	(13,941)	5,860

	112,419	65,559

Financing Activities
Issue of Trust Units	260,018	-
Distributions to Unitholders	(123,202)	(53,653)
Change in Bank and Other Debt	53,441	2,123
Change in Non-Cash Working Capital	8,928	-

	199,185	(51,530)

Funds Available for Investment	311,604	14,029

Investing Activities
Dry Hole	(1,323)	(246)
Geological and Geophysical	(128)	(367)
Acquisition of Properties, net	(301,414)	-
Corporate Assets	-	(2,828)
Change in Non-Cash Working Capital	345	880
Exploration and Development Expenditures	(9,084)	(11,468)

	$(311,604)	$(14,029)

See Accompanying Notes

2003 ANNUAL REPORT

bold

Standing out from the pack.

PARAMOUNT
ENERGY TRUST

Canada's only 100% natural gas royalty trust.

PARAMOUNT ENERGY TRUST (PET) is a natural gas focused Canadian energy royalty trust which commenced operations in February 2003. PET's operating practices are conservative, targeting maximum distributions and premium after-tax returns at an acceptable risk for all stakeholders.

When the Trust was formed in 2003, it acquired the vast majority of the shallow natural gas properties in Northeast Alberta owned by Paramount Resources Ltd. Those assets are well suited to a Trust. They are characterized by long production histories, a predictable production profile, high field netbacks, minimal ongoing capital requirements and strategic infrastructure ownership. PET operates over 90 percent of this extremely focused asset base, which permits hands-on asset management of capital programs, operating costs, debt and natural gas price volatility.

PET will grow through prudent investments in three areas:

Optimizing the value of its asset base through low-risk exploitation and infrastructure management;

Proactively managing its extensive undeveloped land base;

Pursuing value-added corporate and property acquisitions for both maintenance of production and growth.

PET's state of the art trust structure features high management ownership and no external management fees or contracts. This directly aligns Management with Unitholders in a common objective – receiving superior returns from an investment in the Trust.

PET's Trust Units are listed on the Toronto Stock Exchange under the symbol PMT.UN.

Annual meeting

Unitholders are cordially invited to attend the Trust's Annual General Meeting to be held on May 13, 2004 at 3:00 p.m.

Calgary Petroleum Club
Devonian Room
319 Fifth Avenue S.W.
Calgary, Alberta

Table of Contents

North American Natural Gas Prices (1994-2004)

2.56



($U.S./MMbtu)
($Cdn/Mcf)
7
6
5
4
3
2
1
NYMEX (U.S.)
AECO (Cdn)
1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004E

1

Financial and Operating Highlights[1]

($Cdn thousands, except as noted)	2003	2002	2001
		Year Ended December 31	
Financial			
Revenue before royalties	**201,239**	123,739	228,283
Per Unit[2]	**4.72**	3.12	5.76
Cash flow[3]	**126,360**	59,699	101,416
Per Unit[2]	**2.97**	1.51	2.56
Net earnings[4]	**52,434**	7,406	60,713
Per Unit[2]	**1.23**	0.19	1.53
Cash distributions	**123,202**	n/a	n/a
Per Unit[5]	**2.884**	n/a	n/a
Total assets	**260,984**	277,348	299,853
Net debt outstanding	**54,189**	n/a	n/a
Capital expenditures			
Exploration, development and other	**9,084**	14,296	41,863
Acquisitions	**32,252**	-	-
Trust Units Outstanding (thousands)			
End of period[7]	**44,638**	39,638	39,638
Weighted average[7]	**42,597**	39,638	39,638
Diluted	**43,238**	39,638	39,638
March 19, 2004	**44,765**	n/a	n/a
Operating			
Production			
Total natural gas (Bcf)	**31.2**	34.6	37.5
Daily average natural gas (Mcf/d)	**85,574**	94,842	102,704
Average price			
Natural gas ($/Mcf)	**6.44**	3.57	6.09
Reserves			
Proved plus probable[6]			
Natural gas (Bcf)	**148.8**	183.9	205.3
Land			
Undeveloped land holdings (thousands of net acres)	**322**	364	n/a
Drilling			
Wells drilled (gross)			
Gas	**16**	16	38
Service	**1**	2	-
Dry	**-**	2	3
Total	**17**	20	41
Success rate (%)	**100**	90	93

(1) All amounts in this report include the operations and results of the Northeast Alberta properties of Paramount Resources Ltd. (PRL) which were acquired by PET during the three months ended March 31, 2003. The consolidated financial statements have been prepared on a continuity of interests basis which recognizes PET as the successor entity to PRL's Northeast Alberta core area of operations as PET acquired substantially all of PRL's natural gas assets in that region.

(2) Based on weighted average Trust Units outstanding for the period.

(3) Management uses cash flow (before changes in non-cash working capital) to analyze operating performance and leverage. Cash flow as presented does not have any standardized meaning prescribed by Canadian GAAP and therefore it may not be comparable with the calculation of similar measures for other entities. Cash flow as presented is not intended to represent operating cash flow or operating profits for the period nor should it be viewed as an alternative to cash flow from operating activities, net earnings or other measures of financial performance calculated in accordance with Canadian GAAP. All references to cash flow throughout this report are based on cash flow before changes in non-cash working capital.

(4) Net earnings for 2002 and 2001 have been restated to reflect the retroactive application of a change in accounting policy relating to asset retirement obligations.

(5) Based on Trust Units outstanding at each cash distribution date.

(6) As evaluated by McDaniel & Associates Consultants Ltd. in accordance with National Instrument NI 51-101. 2002 and 2001 figures are proved plus ½ probable for comparability under NI 51-101. See "Reserves".

(7) The Trust Units indicated for periods prior to March 31, 2003 are pro forma. Actual Units were issued by PET in the first and second quarters of 2003. PET issued 9.9 million Units to PRL on February 3, 2003 which in turn issued these Units to shareholders as a dividend in-kind. Additionally 29.7 million Units were issued March 11, 2003 pursuant to a Rights Offering.

Adversity brings people together. Paramount Energy Trust (PET) dealt with more than our fair share of adversity in 2003 and early 2004 created by the Alberta Energy and Utilities Board (AEUB) when it announced General Bulletin (GB) 2003-16 that proposed the shut-in of hundreds of gas wells in Northeast Alberta. This single issue has proved to be the catalyst for PET's people to evolve into a dynamic, committed and performance- focused team to manage the Trust's business.

Despite the adversity placed upon PET, we established a variety of benchmarks in 2003:

- ▲ Operational and financial results were exceptional, with assets performing essentially as predicted in the Trust's first year of operations.
- ▲ Cash flow increased 112 percent to $126 million ($2.97 per Unit) compared with $60 million ($1.51 per Unit) for the same assets in 2002.
- ▲ Annual production declines were limited to 10 percent, with production averaging 85.6 MMcf/d even with the forced AEUB shut-in of 8 MMcf/d of PET's production on September 1, 2003.
- ▲ PET's total annual return for 2003 was 188 percent, based on distributions totaling $2.884 per Unit and growth in the Unit price to $11.68 per Unit at December 31, 2003.
- ▲ Attentive management significantly mitigated the potential impact of the gas over bitumen issue on 2003 cash flows and distributions.
- ▲ PET acquired 3.3 MMcf/d of gas production through the November acquisition of Epact Exploration Ltd. (Epact) which also provided a new focus area in southern Alberta.
- ▲ The Marten Hills acquisition closed in February 2004, acquiring 7.4 MMcf/d of production in Northeast Alberta, outside of the AEUB gas over bitumen area of concern.

These achievements are the result of our team's efforts. Financial and operational success stems from the tenacity, enthusiasm, accountability and perseverance of our people. When the regulatory adversity was thrust upon us, PET's people rose to the challenge and in doing so created a tremendous new spirit of accord. We have become a high performing and influential group in our industry. To this extraordinary team, I express my thanks and that of our Board of Directors. It is with such a high level of commitment that we have continued our focus of maximizing distributions to our Unitholders.

Gas over Bitumen Issue

In reflecting back on last year's Letter to Unitholders, I cannot help but note the closing line. "Off like a herd of turtles, but slow and steady wins the race." At that point, I believed that we were definitely out of the starting gate. There was no way to anticipate the sudden and near debilitating roadblock that the AEUB would throw up on June 3, 2003, less than three months after closing the series of transactions with Paramount Resources Ltd. (PRL) that created the Trust. Quoting from our press release issued before market open on June 4, 2004:

"Paramount Energy Trust (PET) advises that late yesterday the AEUB released GB 2003-16 announcing a proposed change in policy respecting gas production from the Wabiskaw-McMurray Formations in the Athabasca Oil Sands Area…

"The proposed policy contemplates the shut-in of all Wabiskaw-McMurray gas production, without benefit of public hearing, within a 5.5 million acre area in Northeastern Alberta…The Trust is at risk of having a net 20 to 44 MMcf/d of natural gas production affected, representing approximately 23 to 50 percent of its current production, following a proposed shut-in on August 1, 2003…

"According to the proposed policy, after the shut-in has been implemented the AEUB will complete a detailed review of shut-in gas production to determine what, if any, gas should be allowed to re-commence production. Applying the vague criteria established by Decision 2003-23 and the criteria for approval of new production under ID 99-1, a significant percentage of the Trust's shut-in production could recommence after that review, although no assurance can be given in that regard…

"In a previous instance where natural gas production was shut-in by the AEUB, affected producers secured compensation from the Government of Alberta generally representing less than half the value of the gas and with such payments occurring over three years after the shut-in occurred…

"PET views GB 2003-16 as dictatorial, oppressive and with scant regard to the effort of entities that have spent billions of dollars to explore and develop gas reserves on lands under Crown lease…

"Swift action is required to prevent the implementation of the proposed GB 2003-16 policy or provide full and timely compensation for the shut-in gas reserves and production in order to restore investor confidence in the Alberta energy industry and economy."

PET's Quick Response

Swift action was taken by PET and progress has been made in mitigating the damages to the Trust resulting from the reckless management of the gas over bitumen perceived conservation issue by the AEUB and the Government of Alberta's Department of Energy (ADOE). PET immediately launched a multi-faceted defense to mitigate the effects of this issue including technical, legal, government relations and communications fronts.

After an expedited industry consultation, GB 2003-28 was released July 22, 2003, representing the AEUB's actual policy with respect to the gas over bitumen issue in the Athabasca Oil Sands Area. The AEUB considers that gas production in pressure communication with potentially recoverable bitumen places future bitumen recovery at an unacceptable risk. The AEUB's policy included Interim Shut-in Order 03-001 for all

938 producing gas wells in the area of concern, effective September 1, 2003. Temporary exemptions to the shut-in order, with a provision for objections, were provided for wells where operators have evidence that natural gas production does not affect the potential extraction of bitumen. GB 2003-28 identified 221 producing PET-interest natural gas wells in the affected area representing approximately 44 MMcf/d of net production. PET shut-in 7.9 MMcf/d of gas production on September 1, 2003 as a result of the General Bulletin.

In accordance with the timelines established in GB 2003-28, the AEUB's Regional Geological Study (RGS) was released on January 2, 2004. In mid-December, the AEUB created a Staff Submission Group (SSG), comprised of key members of the RGS management team, to provide recommendations and defend these, if necessary, in an Interim Hearing scheduled for early March. Recommendations with respect to the productive status of wells were released by the SSG on January 26, 2004 and indeed the hearing process has proved necessary as industry has disputed the recommendations for hundreds of wells.

A total of 24.1 MMcf/d of PET production was recommended for shut-in by the SSG, which includes 7.6 MMcf/d of the gas shut-in on September 1, 2003 and an additional 16.5 MMcf/d of PET's production which was previously exempted from Interim Shut-in Order 03-001. The Trust's Legend property, representing approximately 17 MMcf/d or 20 percent of current production, was NOT recommended for shut-in although it had been under review by the SSG.

An Interim Hearing began on March 10, 2004 following which the AEUB will make a determination on the future producing status of wells recommended for shut-in. The accelerated timeline and restricted nature of the Interim Hearing seriously defies due process. However, the AEUB continues to press forward on their schedule putting exorbitant strain on the human resources of the Trust. No date for the shut-in of additional gas production has been set.

With respect to those wells recommended for shut-in, PET has no choice but to continue to participate in the current accelerated AEUB "process" which was initiated by the AEUB and is scheduled to be heard and ruled on by the AEUB.

The Trust believes there is evidence that the vast majority of PET's gas production presents no threat to future potential bitumen recovery and the application of a full and fair process and sound technical analysis would prove this to be the case. PET does not consider the Interim Hearing scheduled for March 2004 to be a full and fair process which can possibly make an accurate determination of which gas production, if any, poses an unacceptable risk to potentially recoverable bitumen. PET will continue to pursue all avenues in order to protect and maximize Unitholders' interests.

Impact on Industry and the Province

The potential shut-in of one percent of Alberta's gas production, a reserve valued at over $1 billion, has serious implications for all Albertans, not the least of which will be over $60 million in annual lost royalty revenue to the Province and an annual liability to gas producers in the order of $180 million in lost cash flow. There will be no immediate offset to these and other socio-economic impacts resulting from the alleviation of perceived risk to ultimate bitumen recovery in the foreseeable future. Clearly, there are significant costs to gas producers and the Government of Alberta, not to mention the potential impacts on people employed by the industry and local communities.

Going forward, the future economic development of both resources and future investment in Alberta energy development will have to carry the risk of regulatory intervention. PET is not aware of any publicly-disclosed assessment of the socio-economic impact of the AEUB's pending decisions. It continues to be PET's view that a rational assessment of the potential bitumen resource that is worthy of protection, incorporating an assessment of all socio-economic impacts, is a critical step in a process that would minimize the potential costs to all parties. Adequately researched recommendations and decisions with respect to the impact of gas production on incremental bitumen recovery, while addressing regions of perceived urgency, follow naturally from such a definition. Technological advancements should also be incorporated into the perceived risk of gas production to bitumen recovery on an ongoing basis.

Progress Made to Date

Through proactive management and accountability, the original damages posed by GB 2003-16 have been partially mitigated with:

- the preservation of over $40 million of PET's cash flow in 2003 and the first quarter of 2004;
- the removal of properties representing production of more than 20 MMcf/d net to PET from the review process under GB 2003-28;
- ongoing interim royalty relief of $0.60 per Mcf of foregone production, representing approximately 15% of the lost cash flow from these assets;
- a stay by the Alberta Court of Appeal of GB 2003-28 as it relates to wells approved for production in the Chard-Leismer Hearing Decision 2003-23 released March 18, 2003 (0.7 MMcf/d net to PET); and
- Leave to Appeal GB 2003-28 granted January 28, 2004.

PET's ultimate goal for the gas over bitumen issue is to preserve its production base and Unitholders' value. It is the Trust's fundamental belief that no gas production in Northeast Alberta poses a threat to ultimate commercial bitumen recovery that cannot be alleviated by technological solutions. Regardless of the future actions of the AEUB, PET will continue to insist that full and fair consideration be given to all of the relevant evidence relating to its properties.

The Trust and others continue to have discussions with the Government of Alberta regarding the amount, timing and form of compensation with respect to any gas production that is ultimately shut-in. The Government of Alberta has expressed its objective to address this issue by the end of the first quarter of 2004, but PET cannot ensure the timing or amount of any such financial solution.

The Team

Not many teams have experienced adversity like the gas over bitumen issue has presented for our Trust. Despite the long hours and tight deadlines, the vast majority of the staff of the Trust's Administrator, Paramount Energy Operating Corp., remains committed to resolving this issue. In the field, the uncertainty of continued gas production has led to some attrition of staff. In the likely event of further shut-ins, every effort will be made to redeploy affected field staff to other areas of PET's operations with minimal disruption.

In terms of the technical team responsible for preparing the defense of PET's gas production under GB 2003-28, manpower has been increased five-fold since this issue arose last June. The sheer enormity of the task relative to the deadlines imposed has made it impossible for PET to put forward comprehensive technical evidence to adequately defend its production base. However, the team's efforts have been nothing short of extraordinary which is a reflection of each individual's strength of character. The Trust's culture of accountability has also been strengthened through this process. For those not directly involved in the gas over bitumen issue, an attitude of broadening their individual scope of contribution to provide value wherever possible has had an enormous positive impact.

Further, the role of the Board of Directors through this controversial time cannot be understated. Timely and adequate disclosure of developments related to gas over bitumen has been an ongoing concern. The timing, magnitude and uncertainty of the gas over bitumen issue underscore the value of the good governance practices that have been established and implemented by Paramount Energy Operating Corp.'s Board of Directors.

Despite the overwhelming nature of the gas over bitumen issue, the Trust has persevered in the implementation of its business plan. PET has pressed forward on the execution of its capital budget which will be largely complete by the end of the first quarter due to winter only access restrictions in Northeast Alberta, and on the pursuit and consummation of acquisitions. To that end, several key senior technical staff joined the team in the fourth quarter of 2003 and their contributions and potential to add value are evident already.

The high management ownership of PET, in the order of 44 percent, and the Unit Ownership and Unit Incentive Plans in place for all employees, dictate that management and employees are extremely well aligned with the interests of fellow Unitholders. Technically and emotionally, PET's team has developed and strengthened to a degree that will no doubt benefit Unitholders in the future. Even through the gas over bitumen issue our attention has been focused on our original business objective of adding Unitholder value and growing the Trust.

Highlights of 2003

Despite the regulatory challenges, PET's operational and financial results for 2003 were exceptional with assets performing essentially as predicted in the Trust's first year of operations. On February 3, 2003, PET commenced operations with the acquisition of the Legend natural gas property in Northeast Alberta from PRL for $81 million. Attached to each of the 9.9 million Trust Units issued to PRL in connection with the Legend acquisition were three Rights to acquire three additional Trust Units for $5.05 each. The Trust Units were issued as a dividend in-kind to shareholders of PRL. Following successful completion of the Rights Offering on March 11, 2003, which was significantly oversubscribed and raised approximately $150 million, PET acquired additional natural gas assets in Northeast Alberta from PRL for $220 million.

PET's Trust Units commenced trading on the Toronto Stock Exchange (TSX) under the symbol PMT.UN on February 7, 2003. A total of 46.4 million Units traded to December 31, 2003 in the range of $8.25 to $15.45. Cumulative distributions payable to Unitholders for 2003 totaled $2.884 per Trust Unit representing a 57 percent return on the $5.05 investment made by Unitholders in the Trust's March Rights Offering. These distributions combined with PET's closing December 31, 2003 Unit price of $11.68 represented a total annual return of 188 percent on the Rights.

PET successfully completed a bought-deal equity financing in the second quarter raising net proceeds of $60.1 million for the issuance of 5,000,000 Trust Units at $12.65 per Unit. These proceeds were initially used to reduce bank debt largely associated with the Ells acquisition which closed March 19, 2003 and to partially fund the Trust's modest 2003 capital expenditure program.

On November 18, 2003, PET acquired all of the outstanding shares of Epact for $13.3 million plus the assumption of $4.8 million of net debt. Following the concurrent disposition of certain non-strategic Epact assets for $4.4 million, PET retained approximately 3.3 MMcf/d of gas production of which about 2 MMcf/d establishes a new focus area in Southern Alberta.

Strong commodity prices, operational efficiencies, a successful capital expenditure program and closing of the two key acquisitions all contributed to PET achieving a 112 percent increase in cash flow to $126 million ($2.97 per Unit) in 2003 compared with $60 million ($1.51 per Unit) for the same assets in 2002. Despite the AEUB shut-in of close to 8 MMcf/d on September 1, 2003, annual production declines were limited to 10 percent, with production averaging 85.6 MMcf/d. Year-end net debt totaled $54.2 million or approximately 0.4 times 2003 cash flow.

2004 Developments

On January 27, 2004, PET announced the acquisition of producing natural gas properties in the Marten Hills area of Northeast Alberta for $30.3 million. These assets comprise production totaling 7.4 MMcf/d and, while they are within the Trust's Northeast Alberta core area, they are outside the AEUB gas over bitumen area of concern identified in GB 2003-28. The acquisition was financed from existing credit facilities.

On February 18, 2004, PET announced the implementation of an industry-leading Distribution Reinvestment and Optional Trust Unit Purchase Plan (DRIP Plan). The DRIP Plan provides Unitholders with the opportunity to reinvest monthly cash distributions to acquire additional Trust Units at 94 percent of the market price. As well, it contains a provision for the purchase of additional Trust Units with Optional Cash Payments of up to $100,000 per participant per financial year to acquire additional Trust Units at the same six percent discount to the market price. At the same time as affording eligible Unitholders the opportunity to purchase PET Units at a discount to market, the DRIP Plan establishes an efficient, convenient and cost-effective way for PET to issue additional equity to its existing Unitholders to finance value-adding activities.

Outlook

PET's current production following the Marten Hills acquisition is more than 90 MMcf/d. The Trust's winter capital program in Northeast Alberta is almost complete. While the 2004 capital program will be limited to $17 million due to the uncertainty surrounding the gas over bitumen issue, the results have been very positive and are expected to add 7 MMcf/d to PET's production base before spring break-up.

Recent aggressive withdrawals from natural gas storage with cold weather in heating regions and the improving North American economy have strengthened gas prices. Current 2004 average prices of more than $6.20 per Gigajoule at AECO suggest continued strong cash flows for PET in the coming quarters.

Forecast production from our base assets, combined with the assumed shut-in of gas production as recommended by the AEUB's SSG, the Marten Hills acquisition effective January 1, 2004 and preliminary results from the 2004 capital program lead to base guidance for 2004 average daily gas production of 74 MMcf/d. The current forward market for natural gas integrated with PET's gas marketing contracts and hedging positions equate to a 2004 average gas price of $5.90/Mcf in our current cash flow model. Assuming that compensation for any shut-in, other than the temporary financial assistance program presently in place, is not received prior to year end, this translates into 2004 cash flow of $97 million or $2.17 per Trust Unit. Accounting for the $49 million of acquisition and development capital expenditures which has largely been committed, our net debt at year end should approximate $95 million, with a debt to cash flow ratio of less than 1.0 times.

After a payout of $0.20 per Trust Unit for January 2004, monthly cash distributions were set at $0.16 per Trust Unit for February 2004. We expect that this newly-established level of monthly distribution will be sustainable for the foreseeable future assuming the suppositions are correct as described above. This level of distribution reflects a targeted payout ratio of 80 to 85 percent of cash flow. Distributions are subject to review monthly based on PET's production and commodity price fluctuations. Revisions, if any, to the forecast monthly distributions will be determined as required in the context of prevailing and anticipated conditions at that time.

Although our asset base will continue to be unique relative to our peers, with the gas over bitumen issue largely behind us once the Interim Hearings are complete, PET is well positioned to resume focus on its original business plan. That plan was and remains relatively simple. Of paramount importance is maximizing distributions by maximizing our netbacks with attentive management of all aspects of our cost structure including capital expenditures, operating costs, debt costs, and general and administrative costs. Another priority is the proactive management of the price side of the revenue equation, which strives to mitigate the volatility of the current natural gas commodity market through an opportunistic hedging program.

We are operating the Trust with the vision of growth and enhanced value for our Unitholders. PET's asset base is rich with opportunities to add value with an extensive inventory of drilling and completion prospects, some of which will become more accessible once relative certainty is attained around the gas over bitumen process. Over 35 operated facilities provide opportunities to reduce operating costs and also provide inventory for new projects, upgrades or disposition. In addition, active stewardship of PET's 320,000 acres of undeveloped land will provide additional value for Unitholders in the future.

Aside from exploiting PET's opportunity-rich asset base, our primary mechanism for growth is targeting accretive acquisitions. Pursuit of value-added corporate and property acquisitions for both maintenance production and growth utilizing an evolving process for identification, evaluation and negotiation has already led to successful transactions. We believe in the business opportunity presented by the North American natural gas market, therefore, we preferentially pursue gas-focused acquisitions. We see two distinct types of acquisition opportunities; those that will provide maintenance volumes in Northeast Alberta adding value through synergies with our existing asset base; and in addition, we envision larger corporate or strategic property acquisitions both in the Northeast and outside our core asset area which will allow us to grow and diversify. Finally, a healthy balance sheet is essential to this business plan providing the financial flexibility to pursue opportunities as they materialize in any part of the commodity price cycle.

Paramount Energy Trust has in place the building blocks to create value through strong distributions, a trust structure conducive to acquisitions and financially flexibility. We have a strong inventory of opportunities to add value, conservative operating practices and an accountable and dedicated team to execute our strategies. The results will provide maximum distributions and premium returns with a conservative risk profile. Our objective is to establish PET as the Energy Trust Investment of Choice.

Susan Riddell Rose

Susan L. Riddell Rose

President & Chief Operating Officer
March 30, 2004

PET's operations are extremely focused, concentrated on the production of shallow natural gas in Northeast Alberta. These properties feature well-established, high working interest production with relatively low operating costs and access to stable markets. These factors combine to deliver high field netbacks. Low cost opportunities for value creation exist throughout the asset base, requiring modest capital expenditures to partially offset annual production declines.

The Northeast Alberta asset base is divided operationally into two core areas. The West Side includes assets west of Alberta Highway 63 with initial production from Devonian carbonate reservoirs. The East Side, including Cold Lake, is comprised of assets east of Alberta Highway 63 and production is mainly from Cretaceous clastic reservoirs.

During 2003 the Trust established a point of entry into a new focus area of operation in Southern Alberta through the acquisition of Epact Exploration Ltd. PET has identified this area of the province as meeting most of its criteria for being an attractive operating area for an energy trust given the many opportunities for the acquisition and development of high working interest, low cost, stable natural gas production with good access to markets. In addition, Southern Alberta assets provide year round access which would allow PET to spread its capital program throughout the year as opposed to the first quarter spending dictated by winter-only access restrictions in most of its Northeast Alberta asset base.

The Gas over Bitumen Issue

Not all defining moments in the life of an entity are of a positive nature. PET experienced just such a moment on the afternoon of June 3, 2003, four short months after the Trust came into existence. With the issuance of GB 2003-16 that day the Alberta Energy and Utilities Board (AEUB) chose to exercise its mandate for resource conservation in a manner so reckless as to destroy 37 percent of the value of PET's Trust Units in one minute the next morning.

The efforts of the Trust for the next 10 months have been consumed with trying to recover as much of that value as possible. PET's legacy from that defining moment is the diligence the Trust staff showed and how much was achieved under impossible timelines.

In 1979 the Government of Alberta determined that it would split bitumen rights from petroleum and natural gas rights in its Crown lease offerings. Industry participants proceeded to validly acquire such separate rights and billions of dollars were invested on the expectation that any hydrocarbons discovered could ultimately be produced. Paramount Resources Ltd. was a forerunner in that regard in Northeast Alberta, extending gas production in the region well beyond the previous limits of the natural gas pipeline system.

In the mid-80s through early 90s, a process referred to as Steam Assisted Gravity Drainage (SAGD) was developed and evaluated through field tests as a technology to exploit bitumen resources below the overburden depth limit of about 150 metres for surface mining extraction.

In the mid-90s through an application by a bitumen leaseholder to shut-in gas in the Surmont region, the AEUB became aware of concerns that gas production in pressure communication with associated potentially recoverable bitumen might place future bitumen recovery through SAGD at an unacceptable risk. A technically-driven assessment of the issue



ensued over the next six years with an inquiry and two hearings driven by concerns of bitumen leaseholders with rights to bitumen reserves that could be potentially recoverable using SAGD technology.

On June 3, 2003 the AEUB's approach to this issue changed significantly from one of responding to shut-in applications brought forward by bitumen leaseholders to a blanket regulatory approach that essentially called for the expropriation of natural gas rights in the Wabiskaw-McMurray reservoir in this vast region. With true expropriation comes full and fair compensation, but the Government of Alberta was not in step with the AEUB and the lack of resolution of the compensation side of the equation has led to extreme uncertainties for investors.

A reasoned approach that minimized damages to investors by the AEUB and the Government of Alberta was possible, but that was not the avenue pursued by the regulator and the Department of Energy.

PET does not dispute the AEUB's mandate for conservation. However, that mandate extends to the conservation of all resources including gas and bitumen. The approach that the AEUB has taken to its bitumen conservation requirements of late has been arbitrary, unfair and completely lacking in reason and natural justice. Furthermore, the accelerated timeline dictated by the AEUB's sudden perception of extreme urgency has taken a toll on the staff of Paramount Energy Trust and others that is inexcusable.

PET continues to pursue all avenues to defend its gas production and Unitholders' value as it relates to this regulatory issue.

Northeast Alberta West Side

The West Side is characterized by high deliverability shallow gas produced from the Devonian Grosmont, Leduc, Nisku and Wabamun subcrop plays as well as the Cretaceous Wabiskaw-McMurray sands. Vertical wells are typically less than 350 metres and initial reservoir pressures average 200 to 1,700 kPa (30 to 250 psi). Initial well productivity ranges from 100 to 5,000 Mcf/d. Leading-edge horizontal drilling technology has become a major exploitation technique in this region, targeting to increase per well deliverability while minimizing reservoir drawdown and reducing the requirements for expensive gathering systems. PET averaged production of 39.1 MMcf/d from five gas plants, four of which are operated by the Trust in 2003.

A focus of PET's operations in 2003 was the Ells property which was acquired in March. Eleven wells were drilled in 2003 immediately prior to PET's acquisition of the property which lies on the eastern edge of the West Side core area. Ells is currently the Trust's fourth largest producing property at over 7.5 MMcf/d.


NORTHEAST ALBERTA WEST SIDE
ALBERTA
Legend
Ells
North Liege
East Liege
East Legend
South Liege
Teepee Creek
Saleski
Marten Hills (acquired 2004)
Operated gas plant

West Side Property	Reserves [1] Proved & Probable (Bcf)	2003 Average Production (MMcf/d)	Average Working Interest[3] (%)	Net Undeveloped Land (acres)
Ells[2]	7.07	5.0	100.0	-
Hoole	0.01	0.1	50.0	2,560
Legend	43.64	18.0	84.7	20,584
East Legend	2.57	3.0	100.0	24,960
East Liege	1.58	1.7	90.4	556
North Liege	4.57	2.4	97.8	-
South Liege	4.58	3.8	96.7	12,163
Saleski	9.47	3.8	65.8	19,530
Teepee Creek	0.83	1.4	50.0	29,760
Total	74.32	39.1		110,113

(1) PET working interest reserves as at December 31, 2003 as evaluated by McDaniel & Associates Consultants Ltd. in accordance with NI 51-101.

(2) Ells property acquired March 19, 2003. Production shown is contribution to full-year average. Average production from commencement of production was 7.1 MMcf/d.

(3) Average working interest in producing gas wells.

Northeast Alberta East Side

Natural gas in the East Side core area is trapped in multiple Cretaceous clastic reservoirs in the McMurray, Wabiskaw, Clearwater, Grand Rapids and Colony Formations. Drilling depths are typically less than 450 metres and initial reservoir pressures average 600 to 2,200 kPa (85 to 320 psi). Initial well productivity ranges from 100 to 2,000 Mcf/d. Pools are found using detailed mapping and extensive 2D seismic bright spot technology. With the exception of the Cold Lake, Thornbury and Winefred assets, which are produced through third party facilities, PET produced the majority of its 46.2 MMcf/d of average natural gas production in 2003 from four Trust-operated gas plants. On September 1, 2003, in accordance with Interim Shut-In Order 03-001, 4.3 MMcf/d was shut-in at Corner, 2.9 MMcf/d was shut-in at Winefred and the remaining 0.7 MMcf/d shut-in accrued at Quigley. The gas over bitumen issue will continue to have the most significant impact on the East Side core area, with gas shut-ins potentially occurring at Bohn Lake, Clyde, Corner, Leismer, Pony, Quigley and Winefred as recommended by the AEUB Staff Submission Group.

East Side Property	Reserves[1] Proved & Probable (Bcf)	2003 Average Production (MMcf/d)	Average Working Interest (%)[2]	Net Undeveloped Land (acres)
Bohn Lake	4.65	2.2	26.4	533
Chard	2.99	1.7	73.9	12,325
Clyde	1.58	2.0	94.3	14,080
Cold Lake	11.88	6.2	77.2	21,909
Corner	17.69	11.0	98.6	27,200
Kettle River	5.26	3.8	98.6	-
Leismer	8.83	7.9	86.7	84,518
Pony	1.22	0.5	62.5	3,040
Quigley	3.03	2.9	100.0	13,120
Surmont	0.02	0.0	25.0	1,280
Thornbury	9.13	4.4	70.1	1,792
Winefred	7.54	3.4	85.7	21,360
Total	73.82	46.2		201,157

(1) PET working interest reserves as at December 31, 2003 as evaluated by McDaniel & Associates Consultants Ltd in accordance with NI 51-101.

(2) Average working interest in producing gas wells.


NORTHEAST ALBERTA EAST SIDE
ALBERTA
Surmont
Corner
Quigley
Bohn Lake
Kettle River
Chard
Pony
Thornbury
Leismer
Winefred
Clyde
Cold Lake
Operated gas plant
Cold Lake
ALBERTA

Southern Alberta

The Trust's Southern Alberta assets, acquired in November 2003 through the Epact acquisition produced an average of 1.7 MMcf/d for the last two months of the year. These assets located east of Calgary include one operated gas processing facility in the Kirkpatrick area and interests in four non-operated facilities. Shallow gas in this year-round access area is produced mainly from the Belly River, Viking, Nordegg, Edmonton and Glauconite formations.

Southern Alberta Property	Reserves[1] Proved & Probable (Bcf)	2003 Average Production MMcf/d[2]	Average Working Interest (%)[3]	Net Undeveloped Land (acres)
Craigmyle	0.79	0.1	19.8	2,022
Kirkpatrick	0.86	0.1	78.9	3,650
Minnehik	0.46	0.1	25.0	-
Other	0.35	0.0	n/a	4,657
Total[2]	2.46	0.3		10,329

(1) PET working interest reserves as at December 31, 2003 as evaluated by McDaniel & Associates Consultants Ltd in accordance with NI 51-101.

(2) Properties acquired November 18, 2003, production shown is contribution to full-year average.

(3) Average working interest in producing wells.

Land

PET holds a significant inventory of undeveloped land within its asset base. In addition to providing opportunities for future exploration, exploitation and development, PET undertakes active stewardship of its land base and seeks to farm-out or otherwise seek value realization for acreage that is either non-strategic or does not fit within the Trust's risk profile.

Net Acres	2003	Average Working Interest	2002	Average Working Interest
Developed	941,178	82.2%	858,656	82.6%
Undeveloped	321,599	80.2%	364,210	82.3%
Total	1,262,777		1,222,866	

All of PET's acreage is located in the Province of Alberta. PET estimates the fair market value of its undeveloped acreage to be $18.3 million at December 31, 2003 based on an independent evaluation and representing an average price $56.90 per acre.

Drilling

PET's drilling activities have been somewhat restricted for the last two winter activity seasons; in 2003 by events related to the formation of the Trust; and in 2004 due to the uncertainty surrounding the gas over bitumen issue. In the 2003 winter drilling season a total of 17 gross wells (11.9 net) were drilled, achieving a 100 percent success rate. Six of the 2003 wells were in the Legend area with the remainder distributed throughout the East and West Sides. Three wells drilled on the East Side targeting Wabiskaw-McMurray gas continue to await approval to produce subject to the ID 99-1 application process related to the gas over bitumen issue.

	2003		2002	
Wells	Gross	Net	Gross	Net
Gas	16	11.4	16	13.1
Service	1	0.5	2	1.4
Dry	-	-	2	1.5
Total	17	11.9	20	16.0
Success Rate (gross)	100%		90%	

Reserves

In 1998, the Alberta Securities Commission established an oil and gas taskforce to investigate methods of improving oil and natural gas reserve reports prepared pursuant to National Policy Statement 2-B (NP 2B), the existing legislative regime. The taskforce passed on its findings and recommendations to the Canadian Securities Administrators in 2001, which ultimately initiated its own extensive public consultation process, culminating with National Instrument 51-101 (NI 51-101) that came into force on September 30, 2003. NI 51-101 reflects a departure from its predecessor NP 2B, attempting to address the perceived shortcomings of NP 2B by improving the standards and quality of reserve reporting and achieving greater industry consistency.

Under NI 51-101, "Proved" reserves are those reserves that can be estimated with a high degree of certainty to be recoverable (it is likely that the actual remaining quantities recovered will exceed the estimated Proved reserves). In accordance with this definition, the level of certainty targeted by the reporting company should result in at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimated reserves. There was no such consideration of probability under NP 2B. In the case of "Probable" reserves, which are obviously less certain to be recovered than Proved reserves, NI 51-101 states that it must be equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated Proved plus Probable reserves. With respect to the consideration of certainty, in order to report reserves as Proved plus Probable the reporting company must believe that there is at least a 50 percent probability that the quantities actually recovered will equal or exceed the sum of the estimated Proved plus Probable reserves. The implementation of NI 51-101 has resulted in a more rigorous and uniform standardization of reserve evaluation.

Proved plus Probable reserves as defined in NI 51-101 are viewed by many industry participants as being comparable to the "Established" reserves definition that was used historically. Under the previous rules, the Established reserves category was generally calculated on the basis that Proved plus half of Probable reserves (as those terms were defined

in NP 2B) represented the best estimate at the time. PET believes that its Established reserves reported under NP 2B were calculated on a conservative basis as its estimate of reserves that would ultimately be recovered. As a result, and for comparison purposes, PET has included Established reserves from its December 31, 2002 Reserve Report as the December 31, 2003 opening balances under the Proved Plus Probable reserves category reconciled on a Trust Interest basis. Similarly, PET has included 50 percent of Probable reserves from the December 31, 2002 Reserve Report as the opening balances under the Probable reserves category, again reconciled on a Trust Interest basis.

PET's complete NI 51-101 reserves disclosure as at December 31, 2003 including underlying assumptions regarding commodity prices, expenses and other factors and reconciliation of reserves on a Net Interest Basis (working and/or royalty interest less royalties payable), are available in the Trust's Annual Information Form and on the Trust's website at www.paramountenergy.com.

The following table sets forth PET's reserves on a Gross (working interest) and a Net (working and/or royalty interest less royalties payable) and the related evaluation of present value of future net revenue under various discount rates as evaluated by McDaniel & Associates Consultants Ltd. independent reserve consultants (McDaniel) as at December 31, 2003 (the McDaniel Report) using the consultant's escalating price assumptions. Substantially all of PET's reserves are natural gas, all are located in the Province of Alberta and McDaniel evaluates 100 percent of the Trust's reserves.

Natural Gas Reserves

	Remaining Natural Gas Reserves (Bcf)		Present Value Cash Flow Discounted (Before Tax)($MM)		
Reserve Category	Gross[c]	Net[d]	0%	10%	15%
Proved Producing[f]	115.2	93.9	284.7	229.0	209.4
Proved Non-Producing[g]	7.4	6.2	9.9	9.7	9.3
Proved Undeveloped[h]	0.7	0.5	0.6	0.4	0.3
Total Proved[e]	123.3	100.7	295.2	239.1	219.0
Probable	25.5	21.0	66.9	34.8	27.2
Total Proved plus Probable[i]	148.8	121.7	362.1	273.9	246.2

Columns may not add due to rounding. See Notes on page 12.



Following is a summary extract of the consultant's price forecast used in the McDaniel Report. For reference and comparison purposes, the current forward market at AECO is also included.

Price Forecast

Year	US Henry Hub ($US/MMbtu)	AECO Spot ($/GJ)	Alberta Plantgate ($/MMbtu)	Aggregator Plantgate ($/MMbtu)	Current AECO ($GJ)[1]
2004	5.00	5.50	5.65	5.65	6.23
2005	4.65	5.19	5.30	5.30	6.02
2006	4.30	4.87	4.95	4.95	5.67
2007	4.08	4.68	4.75	4.75	5.44
2008	3.97	4.53	4.60	4.60	5.21
Escalate thereafter	2%	2%	2%	2%	-

(1) Forward market March 24, 2004

The following table sets forth PET's reserves on a Gross (working interest) and a Net (working and/or royalty interest less royalties payable) as evaluated by McDaniel, divided into two sub-categories, "Without gas over bitumen," being those reserves not recommended for shut-in by the AEUB Staff Submission Group and "With gas over bitumen," being those reserves recommended for shut-in by the AEUB Staff Submission Group.

Natural Gas Reserves

	Gross Reserves (Bcf)[c]			Net Reserves (Bcf)[d]		
Reserve Category	Without Gas over Bitumen[a]	With Gas over Bitumen[b]	Total	Without Gas over Bitumen[a]	With Gas over Bitumen[b]	Total
Proved Producing[f]	101.0	14.2	115.2	82.0	11.9	93.9
Proved Non-Producing[g]	2.8	4.6	7.4	2.3	3.9	6.2
Proved Undeveloped[h]	0.7	-	0.7	0.5	-	0.5
Total Proved[e]	104.5	18.7	123.3	84.8	15.8	100.7
Probable	16.3	9.2	25.5	13.2	7.8	21.0
Total Proved plus Probable[i]	120.8	327.9	148.8	98.0	23.7	121.7

Columns may not add due to rounding.

Notes:

(a) "Without gas over bitumen" represents those reserves not recommended for shut-in by the AEUB Staff Submission Group.

(b) "With gas over bitumen" represents those reserves recommended for shut-in by the AEUB Staff Submission Group. Reserves related to production which is currently shut-in as a result of AEUB Interim Shut-in Order 03-001 have been categorized as probable reserves.

(c) "Gross Reserves" are the Trust's interest (operating and non-operating) share before deduction of royalties and without including any royalty interest of the Trust.

(d) "Net Reserves" are the Trust's interest (operating and non-operating) share after deduction of royalties obligations, plus the Trust's royalty interest share of reserves.

(e) "Proved Reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

(f) "Proved Producing Reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

(g) "Proved Non-Producing Reserves" are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

(h) "Undeveloped Reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable) to which they are assigned.

(i) "Proved plus Probable Reserves" Probable reserves are those additional reserves that are less certain to be recovered than Proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated Proved plus Probable reserves.

The following table sets forth a reconciliation of PET's gross reserves, with and without gas over bitumen, for the years ended December 31, 2003 and 2002 derived from the McDaniel reports at those dates using consultant's average pricing.

Reserve Reconciliation

	Natural Gas (Bcf)			Barrel of Oil Equivalent (MMBOE)[c]		
	Proved	Probable[a]	Proved Plus Probable[a][b]	Proved	Probable[a]	Proved Plus Probable[a][b]
December 31, 2002	164.3	19.7	183.9	27.4	3.3	30.7
Improved Recoveries	2.7	0.6	3.3	0.5	0.1	0.5
Technical Revisions	(23.2)	3.7	(19.5)	(3.9)	0.6	(3.3)
Acquisitions	10.7	1.5	12.2	1.8	0.2	2.0
Dispositions	-	-	-	-	-	-
Production	(31.2)	-	(31.2)	(5.2)	-	(5.2)
December 31, 2003	123.3	25.5	148.8	20.6	4.3	24.8

Columns may not add due to rounding.

(a) Probable reserves at December 31, 2002 represent 50 percent of Probable reserves reported in PET's December 31, 2002 Reserve Report. Proved plus Probable figures for December 31, 2002 represent Established Reserves from PET's December 31, 2002 Reserve Report. Proved plus Probable illustrates the transition between Established reserves at December 31, 2002 under NP 2B to Proved plus Probable reserves as at December 31, 2003 under NI 51-101. However, Proved plus Probable Reserves at December 31, 2003 may not be strictly comparable to Established Reserves at December 31, 2002. See initial discussion above under Reserves."

(b) Proved plus Probable reserves reflect at least a 50 percent probability that the quantities actually recovered will equal or exceed the sum of the estimated Proved plus Probable reserves.

(c) Natural gas has been converted to oil equivalent volumes on the basis of 6 Mcf equals one barrel of oil.

The 2003 revisions to Proved reserves relate principally to changes in the consultant's estimate of gas shrinkage volumes in certain of the Trust's properties as well a downward revision in the Trust's reserves in the Legend area. The revision at Legend is categorized as a technical revision related to production performance. It is worthy of note that this downward revision at Legend essentially reverses a positive revision on the same property made by the consultant at December 31, 2002 related to better than anticipated production performance. While reserve estimates have been revised downward in compliance with NI 51-101, actual production from all properties continues to meet the Trust's expectations.

Environmental Remediation and Abandonment

In connection with its NI 51-101 disclosure obligations, PET engaged an independent evaluator, Prevent Technologies Ltd., to prepare a summary (the Net Liability Report) of estimated future abandonment and reclamation costs for PET's surface leases, wells and facilities as well as estimated related salvage value. The Net Liability Report identifies total expected undiscounted future costs of $46.4 million ($23 million discounted at 10 percent) for the decommissioning, abandonment and reclamation of PET's assets. Related undiscounted salvage value is estimated at $59.1 million ($29.4 million discounted at 10 percent) for plants, equipment and facilities. The McDaniel Report includes an undiscounted amount of $36.3 million ($18.0 million discounted at 10 percent) with respect to expected future well abandonment costs for PET's Proved plus Probable reserves.

Net Asset Value

The following table presents PET's net asset value (undiscounted and discounted at 10 percent) based upon the reserves assigned in the McDaniel Report assuming 1) consultant's escalated pricing and 2) current forward gas pricing. The salvage values for equipment and facilities identified in the Prevent Technologies Net Liability Report, net of abandonment and reclamation costs not in the McDaniel Report, as well as an independent estimate of the value of undeveloped acreage have also been included in net asset value.

(millions of dollars, except as noted)				December 31, 2003
Pricing	Current		Consultant	
Discount rate	0%	10%	0%	10%
Cash flow from reserves[1][4]	$ 362.1	$ 273.9	$ 362.1	$ 273.9
Increment for current gas prices[2]	71.5	58.2	-	-
Salvage value of equipment and facilities	49.1	24.3	49.1	24.3
Fair market value of undeveloped land	18.3	18.3	18.3	18.3
Net debt	(54.2)	(54.2)	(54.2)	(54.2)
Net asset value	$ 446.8	$ 320.5	$ 375.3	$ 262.3
Trust Units outstanding (Millions)	44.6	44.6	44.6	44.6
Net asset value per Trust Unit	$ 10.02	$ 7.19	$ 8.41	$ 5.88

(1) Proved plus Probable reserves from McDaniel Report.

(2) Amount represents an adjustment to consultant pricing to reflect forward natural gas prices as at March 24, 2004.

(3) Net of wellsite reclamation and facilities abandonment costs not included in the McDaniel Report.

(4) No value has been assigned for potential compensation for the gas over bitumen issue.

The following is Management's Discussion and Analysis (MD&A) of Paramount Energy Trust's operating and financial results for the year ended December 31, 2003, as well as information and estimates concerning the Trust's future outlook based on currently available information. This discussion should be read in conjunction with the Trust's audited consolidated financial statements for the years ended December 31, 2003 and 2002, together with accompanying notes.

Financial and Operating Highlights[1]

	Three Months Ended December 31		Year Ended December 31		
($Cdn thousands, except as noted)	2003	2002	**2003**	2002	2001
Financial					
Revenue before royalties	41,022	40,576	**201,239**	123,739	228,283
Per Unit[2]	0.92	1.02	**4.72**	3.12	5.76
Cash flow[3]	25,138	18,756	**126,360**	59,699	101,416
Per Unit[2]	0.56	0.47	**2.97**	1.51	2.56
Net earnings (loss)[4]	(2,812)	7,497	**52,434**	7,406	60,713
Per Unit[2]	(0.06)	0.19	**1.23**	0.19	1.53
Cash distributions	26,783	n/a	**123,202**	n/a	n/a
Per Unit[5]	0.60	n/a	**2.884**	n/a	n/a
Total assets	260,984	277,348	**260,984**	277,348	299,853
Net debt outstanding	54,189	n/a	**54,189**	n/a	n/a
Capital expenditures					
Exploration, development and other	1,043	3,893	**9,084**	14,296	41,863
Acquisitions	13,771	-	**32,252**	-	-
Trust Units Outstanding (thousands)					
End of period[7]	44,638	39,638	**44,638**	39,638	39,638
Weighted average[7]	44,638	39,638	**42,597**	39,638	39,638
Diluted	45,322	39,638	**43,238**	39,638	39,638
March 19, 2004	44,765	n/a	**44,765**	n/a	n/a
Operating					
Production					
Total natural gas (Bcf)	7.5	8.4	**31.2**	34.6	37.5
Daily average natural gas (Mcf/d)	81,199	91,031	**85,574**	94,842	102,704
Average price					
Natural gas ($/Mcf)	5.49	4.89	**6.44**	3.57	6.09
Reserves					
Proved plus probable[6]					
Natural gas (Bcf)	148.8	183.9	**148.8**	183.9	205.3
Land					
Undeveloped land holdings (thousands of net acres)	322	364	**322**	364	n/a
Drilling					
Wells drilled (gross)					
Gas	-	-	**16**	16	38
Service	-	-	**1**	2	-
Dry	-	-	**-**	2	3
Total	-	-	**17**	20	41
Success rate (%)	-	-	**100**	90	93

(1) All amounts in this report include the operations and results of the Northeast Alberta properties of Paramount Resources Ltd. (PRL) which were acquired by Paramount Energy Trust (PET) during the three months ended March 31, 2003. The consolidated financial statements have been prepared on a continuity of interests basis which recognizes PET as the successor entity to PRL's Northeast Alberta core area of operations as PET acquired substantially all of PRL's natural gas assets in that region.

(2) Based on weighted average Trust Units outstanding for the period.

(3) Management uses cashflow (before changes in non-cash working capital) to analyze operating performance and leverage. Cash flow as presented does not have any standardized meaning prescribed by Canadian GAAP and therefore it may not be comparable with the calculation of similar measures for other entities. Cash flow as presented is not intended to represent operating cash flow or operating profits for the period nor should it be viewed as an alternative to cash flow from operating activities, net earnings or other measures of financial performance calculated in accordance with Canadian GAAP. All references to cash flow throughout this report are based on cash flow before changes in non-cash working capital.

(4) Net earnings for 2002 and 2001 have been restated to reflect the retroactive application of a change in accounting policy relating to asset retirement obligations.

(5) Based on Trust Units outstanding at each cash distribution date.

(6) As evaluated by McDaniel & Associates Consultants Ltd. in accordance with National Instrument NI 51-101. 2002 and 2001 figures are proved plus ½ probable for comparability under NI 51-101. See "Reserves".

(7) The Trust Units indicated for periods prior to March 31, 2003 are pro forma. Actual Units were issued by PET in the first and second quarters of 2003. On February 3, 2003, 9.9 million Units were issued to PRL, which in turn issued these Units to shareholders as a dividend in-kind. On March 11, 2003 pursuant to a Rights Offering, 29.7 million Units were issued .

Forward Looking Information

This MD&A contains forward-looking information with respect to Paramount Energy Trust.

The use of any of the words "anticipate," "continue," estimate," "expect," "may," "will," "project," "should," "believe," "outlook" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. We believe the expectations reflected in these forward-looking statements are reasonable. However, we cannot assure the reader that these expectations will prove to be correct. The reader should not unduly rely on forward-looking statements included in this report. These statements speak only as of the date of the MD&A, being March 26, 2004.

In particular, this MD&A contains forward-looking statements pertaining to the following:

- the quantity and recoverability of our reserves;
- the timing and amount of future production;
- prices for natural gas produced;
- operating and other costs;
- business strategies and plans of Management;
- supply and demand for natural gas;
- expectations regarding our ability to raise capital and to add to our reserves through acquisitions as well as exploration and development;
- the focus of capital expenditures on development activity rather than exploration;
- the sale, farming in, farming out or development of certain exploration properties using third party resources;
- the use of development activity and acquisitions to replace and add to reserves;
- the impact of changes in natural gas prices on cash flow after hedging;
- drilling plans;
- the existence, operations and strategy of the commodity price risk management program;
- the approximate and maximum amount of forward sales and hedging to be employed;
- the Trust's acquisition strategy, and the criteria to be considered and the benefits to be derived;
- the impact of Canadian federal and provincial governmental regulation on the Trust relative to other issuers of similar size;
- our treatment under governmental regulatory regimes;
- the goal to sustain or grow production and reserves through prudent management and acquisitions;

- the emergence of accretive growth opportunities; and
- the Trust's ability to benefit from the combination of growth opportunities and the means to grow through the capital markets.

Our actual results could differ materially from those anticipated in our forward-looking statements as a result of the risk factors set forth below and elsewhere in this MD&A which include but are not limited to:

- volatility in market prices for natural gas;
- risks inherent in our operations;
- uncertainties associated with estimating reserves;
- competition for, among other things: capital, acquisitions of reserves, undeveloped lands and skilled personnel;
- incorrect assessments of the value of acquisitions;
- geological, technical, drilling and process problems;
- general economic conditions in Canada, the United States and globally;
- industry conditions including fluctuations in the price of natural gas;
- royalties payable in respect of PET's production;
- governmental regulation of the oil and gas industry, including environmental regulation;
- fluctuation in foreign exchange or interest rates;
- unanticipated operating events that can reduce production or cause production to be shut-in or delayed;
- stock market volatility and market valuations; and
- the need to obtain required approvals from regulatory authorities.

The above list of risk factors should not be construed as exhaustive.

Evaluation of Disclosure Controls and Procedures

The Chief Operating Officer, Susan Riddell Rose, and Chief Financial Officer, Cameron Sebastian, evaluated the effectiveness of PET's disclosure controls and procedures as of December 31, 2003 (the "Evaluation Date"), and concluded that PET's disclosure controls and procedures were effective to ensure that information PET is required to disclose in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the Exchange Act) is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms, and to ensure that information required to be disclosed by PET in the reports that it files under the Exchange Act is accumulated and communicated to PET's Management, including its principal operating officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes to Internal Controls and Procedures for Financial Reporting

There were no significant changes to PET's internal controls or in other factors that could significantly affect these controls subsequent to the Evaluation Date.

Mechanics of Creation of the Trust

The Trust was formed through a series of transactions as described below:

On February 3, 2003:

(1) PET acquired the Legend property from PRL for an $81 million promissory note;

(2) PET issued approximately 9.9 million Trust Units to PRL, and

(3) PRL declared a dividend to be paid to its shareholders on February 12, 2003 of these Trust Units, at one Unit per 6.071646 shares, valued at $5.15 per Trust Unit, or approximately $0.85 per PRL Common Share.

On February 17, 2003:

(4) PET issued three Rights per Trust Unit to acquire additional Trust Units at $5.05 per Unit.

On March 11, 2003:

(5) With proceeds of the Rights Offering of approximately $150 million, which was successfully closed with full subscription on March 10, 2003, plus bank debt, PET purchased from PRL the majority of PRL's remaining Northeast Alberta natural gas assets for $220 million. The effective date of the property transactions was July 1, 2002 which, after adjustment for net cash flow and interest, resulted in the Trust assuming $70 million in bank debt.

Business Plan and Strategy

PET is a natural gas focused Canadian energy royalty trust actively managed to generate monthly cash distributions for Unitholders. The Trust's operations are focused in Canada with its core assets presently concentrated in Northeast Alberta. PET is Canada's only 100 percent natural gas royalty Trust.

PET seeks to be highly profitable generating premium after-tax returns at an acceptable risk for all stakeholders. Maximizing total return to Unitholders in the form of cash distributions and change in Unit price is a paramount objective. Strategies for achieving this objective include attentive management of all costs and capital expenditures, prudent use of financial leverage, optimization of our existing asset base, land stewardship and the pursuit of accretive acquisitions. At the same

time, Management also attempts to mitigate commodity price volatility through an active hedging and price management program.

PET has a strategy to focus its vision of accretive growth on existing core areas and pursue field optimization and cost control within those core areas to maximize asset value. The Trust strives to control its operations whenever possible, and to maintain high working interests. PET operates over 90 percent of its properties and owns facilities that gather and process much of its production allowing the Trust to use existing infrastructure and synergies within core areas. PET believes this high level of operatorship can translate to controlling costs, timing of capital outlays and projects as well as providing competitive advantages for future opportunities.

PET holds a fundamental belief in the cyclical nature of the oil and gas industry.The interaction of supply and demand will force corrections in commodity price anomalies. Consequently the Trust's business plan is adjustable depending on where we are in a particular cycle. This thought process impacts marketing strategies, financing decisions, acquisition evaluations and capital allocations.

PET's Business Approach – "Take Advantage of the Cycle"


High Supply/
High Demand
High Supply/
Low Demand
Low Supply/
Low Demand
Low Supply/
High Demand

Source: SBM Inc.

Corporate Governance

PET is committed to maintaining high standards of corporate governance. While their intent is similar, each regulatory body has a different set of rules pertaining to corporate governance including the Toronto Stock Exchange, the Canadian provincial securities commissions and the U.S. Securities and Exchange Commission whose responsibilities include implementing rules under the United States Sarbanes-Oxley Act of 2002. PET fully conforms to the rules of the governing bodies under which it operates and, in many cases, we already comply with proposals and recommendations that have not yet come into force. Full disclosure of this compliance is provided within PET's information circulars and on the Trust's website.

Gas over Bitumen Issue

The Alberta Energy and Utilities Board (AEUB or the Board) issued General Bulletin (GB) 2003-28 (the Bulletin) on July 22, 2003. The AEUB continues to consider that gas production in pressure communication with potentially recoverable bitumen places future bitumen recovery at an unacceptable risk. On January 26, 2004, the AEUB Staff Submission Group (SSG) released its recommendations for the shut-in of producing wells with total average daily production of 135 MMcf/d as of August 31, 2003 or approximately one percent of the natural gas production of the Province of Alberta. Pursuant to Interim Shut-in Order 03-001, approximately 95 MMcf/d was shut-in by industry on September 1, 2003. A shut-in date has not been announced for the remaining 40 MMcf/d recommended for shut-in by the SSG. A total of 24.1 MMcf/d of production net to PET was recommended for shut-in by the SSG which includes 7.6 MMcf/d of the gas shut-in on September 1, 2003 and an additional 16.5 MMcf/d of PET's production which was previously exempted from Interim Shut-in Order 03-001.

PET submitted substantial technical evidence to the AEUB on February 23, 2004 with respect to the many wells for which the Trust objects to the shut-in recommendations of the AEUB's SSG. While the task of providing adequate technical evidence to support continued gas production prior to the AEUB deadline was impossible, some evidence was provided for all of PET's affected assets. AEUB Interim Hearings with respect to this matter began on March 10, 2004. The AEUB decision with respect to the Interim Hearing has not yet been released. On February 27, 2004 the Alberta Court of Appeal granted a stay of the AEUB hearing process to the extent that it applies to wells for which the productive status was previously determined under AEUB Decision 2003-23 following the Chard/Leismer Hearing. This has excluded 0.7 MMcf/d of PET production from the current proceedings. The Alberta Court of Appeal declined to grant a stay of the March Interim Hearing; however, PET and others have been granted Leave to Appeal the entire GB 2003-28 process subject to the AEUB not providing a fair and reasonable process. A date for the hearing of that appeal has not been set.

Until the AEUB determines the final productive status of the wells, PET cannot accurately estimate the amount of production that will be shut-in, if any, and for what duration. The amount and timing of compensation for having to shut-in such production is also not determinable at this time. In order to establish a base level of certainty, PET's current estimates of future cash flow and distributions assume the shut-in of gas volumes as recommended by the SSG and that any compensation for such shut-in, other than the temporary financial assistance program of $0.60 per Mcf presently in place, is delayed indefinitely. The implications of

AEUB GB 2003-28 on PET's gas production have been fully described in previous press releases and other documents which can be viewed on PET's website at www.paramountenergy.com.

Production Volumes

Production volumes averaged 85.6 MMcf/d in 2003 compared to 94.8 MMcf/d in 2002, a decrease of 10 percent. Natural production declines as well as the 7.9 MMcf/d of natural gas sales shut-in pursuant to AEUB Interim Shut-in Order 03-001 on September 1, 2003 were offset by a successful capital program as well as the acquisition of the Ells property in March, Epact Exploration Ltd. in November and other minor acquisitions which consolidated some of the Trust's interests in its properties. The Trust estimates that the year-over-year production volume decrease would have been less than seven percent without the shut-in of gas on September 1, 2003 pursuant to the AEUB Shut-in Order.

Production

	2003	2002	2001
Natural gas (MMcf/d)	**85.6**	94.8	102.7

Production in the fourth quarter of 2003 averaged 81.2 MMcf/d compared to 88.5 MMcf/d in the third quarter. This decrease reflects the AEUB shut-in as of September 1 and the fact that the Epact acquisition did not close until November.

Commodity Prices

U.S. natural gas prices are typically referenced off NYMEX at the Henry Hub in Louisiana while western Canada natural gas prices are referenced to the AECO Hub in Alberta. AECO Hub prices were $6.70 per Mcf and $4.07 per Mcf for 2003 and 2002 respectively, an increase of 65 percent.

In 2003, approximately 38 percent of natural gas production was sold to aggregators, 18 percent was sold at fixed prices, 39 percent was sold into the Alberta Spot Market and five percent to the long-term index market with price indexed to the AECO Monthly Index.

The Alberta Gas Reference Price is the monthly weighted average of an intra-Alberta consumers' price and an ex-Alberta border price, reduced by allowances for transporting and marketing gas. The Alberta Gas Reference Price is used to calculate Alberta Gas Crown Royalties. The Alberta Gas Reference Price increased 58 percent from $3.88 per Mcf in 2002 to $6.13 per Mcf in 2003.

PET's average wellhead gas price, prior to hedging transactions, increased by 71 percent to $6.11 per Mcf in 2003 from $3.57 per Mcf in 2002. PET's average gas price after hedging transactions was $6.44 per Mcf and $3.57 per Mcf in 2003 and 2002 respectively.

Natural Gas Production (MMcf/d)


102.7
94.8
85.6
74.0
2001
2002
2003
2004E

2003 Natural Gas Markets (%)


Fixed Contracts
Monthly Index Contracts
5w
18w
38w
Aggregators
39w
Spot

Natural Gas Price ($/Mcf)


AECO
PET
$6.30
$4.07
$6.70
$6.00
$6.09
$3.57
$6.44
$5.90
2001
2002
2003
2004E

Prices and Marketing

	2003	2002	2001
Reference prices			
AECO gas ($/Mcf)	**$ 6.70**	$ 4.07	$ 6.30
Alberta Gas Reference Price ($/Mcf)	**$ 6.13**	$ 3.88	$ 5.41
Average PET prices			
Natural gas, before hedging ($/Mcf)	**$ 6.11**	$ 3.57	$ 6.09
% AECO, before hedging	**91%**	88%	97%
% Alberta Gas Reference Price, before hedging	**100%**	92%	113%
Natural gas, after hedging ($/Mcf)	**$ 6.44**	$ 3.57	$ 6.09
% AECO, after hedging	**96%**	88%	97%
% Alberta Gas Reference Price, after hedging	**105%**	92%	113%

PET's average wellhead gas price prior to hedging transactions in the fourth quarter was $5.06, a decrease of nine percent from $5.58 in third quarter. PET's average gas price after hedging transactions in the fourth quarter was $5.49 per Mcf compared to $5.76 in the third quarter.

Revenue

Natural gas revenue in 2003 was $201.2 million, representing a 63 percent increase from $123.7 million in 2002. Revenue growth was achieved via higher natural gas prices coupled with prudent hedging.

Revenue

($ thousands)	2003	2002	2001
Natural gas revenue, before hedging	**190,921**	123,739	228,283
Hedging receipts	**10,318**	-	-
Total revenue	**201,239**	123,739	228,283

As a result of lower production and gas prices, revenue in the fourth quarter decreased to $41.0 million from $46.8 million in the third quarter.

Hedging and Risk Management

The Trust's hedging activities are conducted in consultation with the Board of Directors of the Administrator of the Trust with the objective of using a proactive and opportunistic approach to hedging in order to maximize distributable income while managing price risk, rather than a routine portfolio approach. A number of market analysis tools are used in an attempt to identify perceived anomalies or trends in natural gas markets. In addition hedging may be used to ensure the economics related to significant acquisitions. Generally the Trust limits its hedging activity for any given period to 50 percent of forecast production for that period.

In 2003, the Trust's hedging activities resulted in a net receipt of $10.3 million or $0.33 per Mcf. Activity in 2002 did not include any hedging as the 2002 results represent an allocation of the Northeast Alberta operations of PRL.

PET currently has the following natural gas hedges in place:

Natural Gas Hedging[1]

Gigajoules/day (GJ/d)	Price ($/GJ)	Term
45,000 GJ/d	$ 6.30	January 2004 – March 2004
35,000 GJ/d	$ 5.56	April 2004 – October 2004
7,500 GJ/d	$ 5.00 to 7.10	April 2004 – December 2004
15,000 GJ/d	$ 6.42	November 2004 – March 2005

(1) Volumes at AECO

Royalties

Alberta Gas Crown Royalties are a cash royalty calculated on the Crown's share of production using the Alberta Gas Reference Price. Credits are applied to account for the Crown's share of allowable capital costs, operating costs and processing fees.

Royalty expense increased 75 percent to $38.2 million in 2003 from $21.9 million in the previous year. This percentage increase exceeded the 63 percent increase in revenue as royalties in Alberta are calculated on a sliding scale which increases the overall royalty rate as natural gas prices increase as they did in 2003.

Royalties

($ thousands except where noted)	2003	2002	2001
Natural gas royalties	**38,209**	21,886	45,761
Per Unit ($/Mcf)	**1.22**	0.63	1.22
Percentage of sales (%)	**19.0**	17.7	20.0

Royalty expense in the fourth quarter decreased to $7.3 million from $7.8 million in the third quarter due to the decrease in revenue and deferred royalties of $0.60/Mcf of foregone production resulting from Interim Shut-in Order 03-001 on September 1, 2003. This equated to a royalty deferral of $0.5 million in the fourth quarter of 2003.

Operating Costs

Operating costs decreased by eight percent to $27.7 million ($0.89 per Mcf) in 2003 from $30.3 million ($0.87 per Mcf) in 2002. On a unit of production basis operating costs were relatively unchanged. In Northeast Alberta approximately 80 percent of production costs are fixed and 20 percent are variable with production volumes. The decrease in total costs resulted from the decline in average production levels in 2003, low operating costs for the Ells property acquired in March 2003 as well as the increased focus by PET on cost control in its field operations. Unit costs were held constant despite an overall industry trend towards increasing operating costs resulting from competitive conditions and a shortage of oilfield services.

Operating Costs

($ thousands except where noted)	**2003**	2002	2001
Operating costs	**27,727**	30,265	32,870
Per Mcf ($)	**0.89**	0.87	0.88

Operating Costs ($/Mcf)


0.88
0.87
0.89
0.95
2001
2002
2003
2004E

Operating costs in the fourth quarter were unchanged at $6.7 million compared to the third quarter. Unit operating costs increased to $0.98 per Mcf in the fourth quarter from $0.82 in the third quarter due to lower production and the commencement of winter activity.

Operating Netbacks

PET's 2003 operating netback of $4.33 per Mcf represented a 109 percent increase from $2.07 in 2002 and reflected an 80 percent increase in realized natural gas prices, partly offset by a 94 percent increase in royalties per Mcf and a two percent increase in operating costs on a unit of production basis.

Netback

$/Mcf	**2003**	2002	2001
Gas price	**6.44**	3.57	6.09
Royalties	**(1.22)**	(0.63)	(1.22)
Operating costs	**(0.89)**	(0.87)	(0.88)
Netback	**4.33**	2.07	3.99

Lower gas prices and higher unit operating costs resulted in the netback decreasing to $3.66 in the fourth quarter from $3.97 in the third quarter of 2003.

General and Administrative Expense

General and administrative expenses, net of overhead recoveries on operated properties, increased to $4.7 million ($0.15 per Mcf) in 2003 from $4.0 million ($0.12 per Mcf) in 2002. While routine expenditures were held constant, the 2003 total included $0.7 million in legal and consulting expenditures directly related to the AEUB gas over bitumen issue.

General and administrative expenses net of gas over bitumen costs were $4.0 million ($0.13 per Mcf).

General and Administrative Expense

	2003		2002		2001	
	$000s	**$/Mcf**	$000s	$/Mcf	$000s	$/Mcf
General & administrative	**3,980**	**0.13**	3,987	0.12	4,498	0.12
Gas over bitumen costs	**696**	**0.02**	-	-	-	-
Total general & administrative	**4,676**	**0.15**	3,987	0.12	4,498	0.12

General and administrative expenses were $1.4 million in the fourth quarter compared to $1.1 million in the third quarter.

Operating Netback ($/Mcf)


3.99
2.07
4.33
3.99
2001
2002
2003
2004E

Interest Expense

PET commenced bank borrowing in March 2003 with the acquisition of assets from PRL. Interest on bank borrowings was generally paid at Bankers' Acceptance rates plus a stamping fee of 150 basis points.

Interest Expense

($ thousands except where noted)	**2003**	2002	2001
Interest expense	**2,440**	50	-
Per Mcf ($)	**0.08**	-	-

Interest expense in the fourth quarter of 2003 was $0.3 million compared to $0.6 million in the third quarter.

Depletion, Depreciation and Accretion

The 2003 depletion, depreciation and accretion (DD&A) rate increased to $2.01 per Mcf from $1.49 per Mcf in 2002, primarily due to the decrease in the Trust's proved reserves at December 31, 2003 as well as the Epact acquisition. The DD&A rate includes depletion of $2.3 million ($2.3 million in 2002) on the capitalized cost associated with the asset retirement obligation as well as accretion expense on the asset retirement obligation of $1.2 million in 2003 ($1.2 million in 2002). The retroactive application of the new accounting policy for asset retirement obligations required restatement of prior periods.

Depletion, Depreciation and Accretion

($ thousands except where noted)	**2003**	2002	2001
Depletion expense	**61,436**	50,383	38,119
Accretion of asset retirement obligation	**1,239**	1,163	1,095
Total	**62,675**	51,546	39,214
Per Mcf ($)	**2.01**	1.49	1.05

Depletion expense was $17.6 million in the fourth quarter compared to $16.7 million in the third quarter.

Income Taxes

For income tax purposes PET is able to and intends to claim deduction for all amounts paid or payable to the Unitholder then allocate remaining taxable income, if any, to the Unitholders. Accordingly, no current or future income taxes have been recorded in 2003. In 2002 an amount of current tax expense was recorded which represented an allocation of the current taxes of PRL to its Northeast Alberta operations.

Capital Expenditures

Exclusive of the series of transactions including the acquisitions of properties from PRL which created the Trust, PET expended $8.3 million on exploration and development activities in its core areas. In addition the Ells property was acquired for $18.4 million in March and Epact Exploration Ltd. was acquired in November for $13.3 million as well as other minor acquisitions.

Capital Expenditures

($ thousands except where noted)	**2003**	2002	% Change
Exploration & development expenditures	**8,327**	11,468	(27)
Acquisitions	**32,252**	-	-
Properties acquired from PRL	**269,162**	-	-
Other	**757**	2,828	(73)
Total	**310,498**	14,296	-

The Board of Directors of the Administrator of PET has approved a capital budget for exploration and development expenditures of up to $20 million for 2004.

41.9

[redacted]

Cost Recovery Test

PET performs cost recovery tests annually or as economic events dictate. An impairment loss is recognized when the carrying amount of a property or project is greater than the sum of the expected future cash flows (undiscounted and without interest charges) from that property or project. The amount of the impairment loss is calculated as the difference between the carrying amount and the present value of estimated future cash flows.

Although the sum of the expected future cash flows for the total of all of PET's assets greatly exceeds the carrying amount, cost recovery tests carried out at a property level did identify some impairment at December 31, 2003. Application of this test at December 31, 2003 resulted in a reduction of the carrying value of PET's property, plant and equipment of $9.8 million. This amount arose in connection with an increase in capital assets related to the asset retirement obligation, revisions to PET's reserves and adjustments to estimates of future cash flows related to the gas over bitumen issue. No future compensation with respect to the gas over bitumen issue for any shut-in production beyond the current interim financial assistance of $0.60 per Mcf on current or future foregone production was included in this determination. To the extent that circumstances including volumes of gas shut-in or finalization of compensation arrangements change, further adjustments to the carrying amount of PET's property, plant and equipment may be required. Such adjustments relate to prescribed determinations under the successful efforts method of accounting and should not be taken to represent indications of the fair market value of PET's assets or the possible impairment of such value.

Capitalization and Financial Resources

PET commenced bank borrowing in March 2003. At December 31, 2003, PET had bank debt outstanding of $55.6 million and a working capital surplus of $1.4 million. Subsequent to December 31, 2003 the Trust's available credit facilities were increased from $75 million to $100 million.

PET has a revolving credit facility with a syndicate of Canadian Chartered Banks. The facility consists of a demand loan of $90 million and a working capital facility of $10 million. In addition to amounts outstanding under the facility, PET has outstanding letters of credit in the amount of $1.7 million. Collateral for the credit facility is provided by a floating-charge debenture covering all existing and after acquired property of the Trust as well as unconditional full liability guarantees from all subsidiaries in respect of amounts borrowed under the facility.

Advances under the facility are made in the form of Bankers' Acceptances (BA), prime rate loans or letters of credit. In the case of BA advances, interest is a function of the BA rate plus a stamping fee based on the Trust's current ratio of debt to cash flow. In the case of prime rate loans, interest is charged at the lenders' prime rate.

December 31, 2003 net debt to total capitalization was 9.4 percent and net debt to 2003 cash flow was 0.4 years.

Capitalization

($ thousands except per Trust Unit and percent amounts)	2003
Bank and other debt	55,564
Working capital	(1,375)
Net debt	54,189
Trust Units outstanding (000s)	44,638
Market price at end of period	11.68
Market value of Trust Units	521,376
Total capitalization(1)	575,565
Net debt as a percent of total capitalization	9.4%
Cash flow	126,360
Net debt to cash flow ratio (times)	0.4

(1) Total capitalization as presented does not have any standardized meaning prescribed by Canadian GAAP and therefore it may not be comparable with the calculation of similar measures for other entities. Total capitalization is not intended to represent the total funds from equity and debt received by the Trust.

In February, 2004 PET closed the acquisition of producing natural gas properties in the Marten Hills area of Northeast Alberta for $30.3 million. The acquisition was financed from existing credit facilities.

Total Capitalization (%)


Debt
9w
91w
Trust Units

Unitholders' Equity

PET's total capitalization was $575.6 million at December 31, 2003 with the market value of the Trust Units representing 91 percent of total capitalization. During 2003, the market price of the Trust Units ranged from $8.25 to $15.45 with an average daily trading volume of 236,000 Units.

On December 31, 2003 there were 44.6 million Trust Units outstanding. All Trust Units were issued during 2003 as follows:

- On February 3, 2003 9.9 million Trust Units were issued to PRL. All these Units were distributed by way of a dividend in-kind to the shareholders of PRL.
- On March 11, 2003 PET issued 29.7 million Trust Units to Unitholders pursuant to a Rights Offering.
- On May 30, 2003 PET closed an equity financing issuing 5 million Trust Units at $12.65 per Unit for net proceeds of $60.1 million.

Cash Distributions

PET declared cash distributions of $123.2 million ($2.884 per Unit) in 2003 representing 97 percent of 2003 cash flow.

Taxation of 2003 Cash Distributions

Cash distributions are comprised of a return of capital portion (tax deferred) and a return on capital portion (taxable). For cash distributions received or receivable by a Canadian resident, outside of a registered pension or retirement plan in the 2003 taxation year, the split between the two is 52 percent taxable and 48 percent tax deferred.

PET, in consultation with its tax advisors, is of the view that the 2003 distributions paid to non-corporate Unitholders who are U.S. residents are "Qualified Dividends" for U.S. tax purposes. With respect to distributions paid in 2003, 47.8 percent would be reported as qualified dividends and 52.2 percent would be reported as non-taxable return of capital for U.S. Persons. PET performed an Earnings and Profits calculation for U.S. tax purposes in order to make this determination. Holders or potential holders of Paramount Energy Trust Units should consult their own legal and tax advisors as to their particular tax consequences of holding Paramount Energy Trust Units.

2003 Distributions by Month ($ per Trust Unit)

Payment Date	Taxable Amount	Tax Deferred Amount (Return of Capital)	Total
April 15, 2003	$ 0.432	$ 0.398	$ 0.830
May 15, 2003	0.144	0.133	0.277
June 16, 2003	0.144	0.133	0.277
July 15, 2003	0.130	0.120	0.250
August 15, 2003	0.130	0.120	0.250
September 15, 2003	0.104	0.096	0.200
October 15, 2003	0.104	0.096	0.200
November 17, 2003	0.104	0.096	0.200
December 15, 2003	0.104	0.096	0.200
January 15, 2004	0.104	0.096	0.200
Total	$ 1.500	$ 1.384	$ 2.884[1]
Percent	52.0%	48.0%	100.0%

(1) Total is based upon cash distributions paid and payable during 2003

2004 Cash Distributions

After a payout of $0.20 per Trust Unit for January 2004, monthly cash distributions were set at $0.16 per Trust Unit for February 2004. It is expected that this newly-established level of monthly distribution will be sustainable for the foreseeable future assuming the current forward market for natural gas prices, the shut-in of additional volumes of gas due to the gas over bitumen issue as recommended by the AEUB SSG and that compensation for such shut-in, other than the temporary financial assistance program presently in place, is delayed beyond the date of shut-in. Distributions are subject to review monthly based on PET's production and commodity price fluctuations. Revisions, if any, to the forecast monthly distributions will be determined as required in the context of prevailing and anticipated conditions at that time.

Cash Flow Sensitivity for the Year 2004

Below is a table that shows sensitivities of PET's 2004 cash flow to operational changes and changes in the business environment:

Impact on Annual Cash Flow

	Change	$/Trust Unit	%
Business Environment			
Price per Mcf of natural gas			
($Cdn - AECO)	$ 0.50/GJ	0.216	10
$U.S./$Cdn exchange rate	$ 0.01	0.037	2
Interest rate on debt	1%	0.021	1
Operational			
Gas production volume	1 MMcf/d	0.026	1
Operating costs per Mcf	$ 0.10/Mcf	0.060	3
Cash G&A expenses per Mcf	$ 0.05	0.030	1

These sensitivities assume operating costs of $0.95 per Mcf, general and administrative expenses of $0.15 per Mcf, a U.S./Canadian exchange rate of $0.75 and an interest rate on debt of 4.5 percent.

Given the uncertainty surrounding the gas over bitumen issue and the range of possible production volumes which may or may not be shut-in in the future, the following table presents estimated 2004 monthly average cash flow per Unit at various assumed average annual gas prices and production levels, and assuming no compensation for any gas over bitumen shut-in production beyond the current interim financial assistance of $0.60 per Mcf on current or future foregone production. Incorporating the current forward market for natural gas, average calendar 2004 AECO gas prices are currently estimated at approximately $6.25/GJ.

2004 Estimated Monthly Cash Flow per Unit

	Average 2004 AECO Gas Price ($/GJ)				
	$ 5.00	$ 5.50	$ 6.00	$ 6.50	$ 7.00
Production (MMcf/d)	Average 2004 Cash Flow $/Unit/Month				
85	0.171	0.186	0.204	0.222	0.241
80	0.162	0.176	0.193	0.209	0.226
75	0.154	0.166	0.181	0.197	0.212
70	0.146	0.157	0.170	0.184	0.198

Summary of Quarterly Results

The following table presents PET's results by quarter for the last two fiscal years.

Summary of Quarterly Results

($ millions, except for per Unit amounts)

	2003				2002			
	Q4	**Q3**	**Q2**	**Q1**	Q4	Q3	Q2	Q1
Natural gas revenue	**41.0**	**46.8**	**51.3**	**62.1**	40.6	28.0	33.4	21.8
Net earnings (loss)	**(2.8)**	**12.3**	**17.0**	**26.0**	7.5	1.0	3.9	(5.0)
Per Unit Basic	**(0.06)**	**0.28**	**0.41**	**0.66**	0.19	0.02	0.10	(0.13)
Per Unit Diluted	**(0.06)**	**0.28**	**0.41**	**0.64**	0.19	0.02	0.10	(0.13)

Critical Accounting Estimates

Successful Efforts Accounting

PET follows the successful efforts method of accounting. Under this method, PET capitalizes only those costs that result directly in the discovery of petroleum and natural gas reserves. Exploration expenses including geological and geophysical costs, lease rentals and exploratory dry hole costs are charged to earnings as incurred. Leasehold acquisition costs including costs of drilling and equipping successful wells are capitalized. The net cost of unproductive wells, abandoned wells and surrendered leases are charged to earnings in the year of abandonment or surrender. Gains or losses are recognized on the disposition of properties and equipment.

Cost Recovery Test

The net amount at which petroleum and natural gas costs on a property or project are carried is subject to a cost recovery test annually or as economic events dictate. An impairment loss is recognized when the carrying amount of the asset is greater than the sum of the expected future cash flows (undiscounted and without interest charges). The amount of the impairment loss is calculated as the difference between the carrying amount and the discounted present value of estimated future cash flows. The carrying values of capital assets including the costs of acquiring proved and probable reserves are subject to uncertainty associated with the quantity of oil and gas reserves, future production rates, commodity prices and other factors.

Financial Reporting and Regulatory Update

There have been several changes in the financial reporting and securities regulatory environment in 2003 that have impacted the Trust and all public entities. Canadian securities regulators and the Canadian Institute of Chartered Accountants (CICA) are undertaking these measures to increase investor confidence through increased transparency, consistency and comparability of financial statements and financial information. As well, the changes have been brought about by a goal of aligning Canadian standards more closely with those in the United States.

The following new and amended standards were implemented by the Trust in 2003 and their impact is reflected in the 2003 financial statements.

Asset Retirement Obligations – The CICA issued Section 3110 which harmonizes Canadian GAAP with SFAS No. 143 "Accounting for Asset Retirement Obligations." The new Canadian standard is effective for fiscal years beginning on or after January 1, 2004. However, earlier adoption is encouraged. PET implemented this standard in 2003 in accordance with the early adoption provisions of the standard. As a result of implementation, the liability for future abandonment costs (the "Asset Retirement Obligation" or "ARO") increased to $21.7 million and the carrying amount of property, plant and equipment increased by $7.4 million. Net earnings for 2003 of $53.3 million decreased by $0.9 million compared to net earnings which would have been reported under the old standard. The transitional provisions of this section require that the standard be applied retroactively with restatement of comparative periods. As a result of the retroactive application, 2002 comparative numbers have been restated to reflect the impact of the standard on the 2002 financial statements. Net earnings for 2002 of $9.0 million decreased by $1.6 million, the ARO increased to $20.0 million, the carrying amount of property, plant and equipment increased by $9.3 million and opening 2002 accumulated earnings decreased by $2.0 million. Opening 2003 accumulated earnings decreased by $3.6 million for the cumulative impact of retroactive restatement of all prior years.

Disclosure of Guarantees – In February 2003, the CICA issued Accounting Guideline 14 "Disclosure of Guarantees" which requires that all guarantees be disclosed in the notes to the financial statements along with a description of the nature and term of the guarantee and an estimate of the fair value of the guarantee. The new guideline is effective for fiscal years beginning on or after January 1, 2003. Implementation of the new guideline did not impact PET's financial results for 2003.

The following new and amended standards are expected to impact the Trust in 2004 as follows:

Stock Based Compensation and Other Stock Based Payments – In September 2003, the CICA issued an amendment to section 3870 "Stock based compensation and other stock based payments." The amended section is effective for fiscal years beginning on or after January 1, 2004.

Hedging Relationships – In December 2001, the CICA issued Accounting Guideline 13 "Hedging Relationships" that deals with the identification, designation, documentation and measurement of effectiveness of hedging relationships for the purposes of applying hedge accounting. Accounting Guideline 13 is intended to harmonize Canadian GAAP with SFAS No. 133 "Accounting for Derivatives Instruments and Hedging Activities." The guideline is effective for fiscal years beginning on or after July 1, 2003.

Continuous Disclosure Obligations – Effective March 31, 2004, the Trust and all reporting issuers in Canada will be subject to new disclosure requirements as per National Instrument 51-102 "Continuous Disclosure Obligations". This new instrument is effective for fiscal years beginning on or after January 1, 2004. The instrument proposes shorter reporting periods for filing of annual and interim financial statements, MD&A and the Annual Information Form (AIF). The instrument also proposes enhanced disclosure in the annual and interim financial statements, MD&A and AIF. Under this new instrument, it will no longer be mandatory for the Trust to mail annual and interim financial statements and MD&A to Unitholders, but rather these documents will be provided on an "as requested" basis. It is PET's intention to make these documents available on the Trust's website on a continuous basis.

Impact on Net Earnings of Change in Accounting Policies

The implementation of a new accounting policy relating to asset retirement obligations has resulted in restatement of previously reported annual and quarterly net earnings. The restatement was required per the transitional provisions of the accounting standard.

The following table illustrates the impact of the new accounting policy on annual net income for the years and quarters which have been presented for comparative purposes:

($ thousands)	2003 Q4	2003 Q3	2003 Q2	2003 Q1	2003 Total
Net earnings (loss) before changes in accounting policies(1)	**(2,574)**	**11,993**	**17,502**	**26,416**	**53,337**
Increase (decrease) in net earnings: asset retirement obligation(2)	**(238)**	**323**	**(518)**	**(470)**	**(903)**
Net earnings (loss) after change in accounting policies	**(2,812)**	**12,316**	**16,984**	**25,946**	**52,434**

($ thousands)	2002 Q4	2002 Q3	2002 Q2	2002 Q1	2002 Total
Net earnings (loss) before changes in accounting policies(1)	7,117	1,737	4,614	(4,427)	9,041
Increase (decrease) in net earnings: asset retirement obligation(2)	380	(723)	(671)	(621)	(1,635)
Net earnings (loss) after change in accounting policies	7,497	1,014	3,943	(5,048)	7,406

(1) This represents net earnings as reported before retroactive restatement for changes in accounting policies.

(2) The new accounting policy for asset retirement obligations was implemented in the fourth quarter of 2003. This new standard requires retroactive application with restatement of all periods presented for comparative purposes.

Quantitative and Qualitative Disclosures About Market Risk

PET's operations are affected by a number of underlying risks, both internal and external to the Trust. These risks are similar to those affecting others in both the conventional oil and gas royalty trust sector and the conventional oil and gas producers sector. The Trust's financial position, results of operations and cash available for distribution to Unitholders are directly impacted by these factors.

Cyclical and Seasonal Impact of Industry

The Trust's operational results and financial condition will be dependent on the prices received for natural gas production. Natural gas prices have fluctuated widely during recent years and are determined by supply and demand factors including weather and general economic conditions as well as conditions in other oil and natural gas producing regions. Any decline in natural gas prices could have an adverse effect on the Trust's financial condition.

Renegotiation or Termination of Contracts

As at the date hereof, the Trust does not anticipate that any aspect of its business will be materially affected in the current fiscal year by the renegotiation or termination of contracts or subcontracts.

Competitive Conditions

The Trust is a member of the petroleum and natural gas industry which is highly competitive at all levels. The Trust competes with other companies and other energy Trusts for all of its business inputs including exploitation and development prospects, access to commodity markets, property and corporate acquisitions, personnel and available capital. The Trust endeavours to be competitive by maintaining a strong financial condition by attracting and retaining technically competent and accountable staff, by refining and enhancing business processes on an ongoing basis and by utilizing current technologies to enhance exploitation, development and operational activities.

Environmental Considerations

The Trust is proactive in its approach to environmental concerns. Procedures are in place to ensure that due care is taken in the day-to-day management of its properties. All government regulations and procedures are followed in adherence to the law. The Trust conducts well abandonment and site restoration in a timely manner to ensure minimal damage to the environment and lower overall costs to the Trust.

Government Regulation Risk

PET operates in a highly regulated industry and it is possible that changes in such regulations or adverse regulatory decisions could affect the Trust's production which could reduce distributions to Unitholders. Additional details with respect to the gas over bitumen regulatory issue are described elsewhere in this MD&A.

Commodity Price, Foreign Exchange and Interest Rate Risk

The two most important factors affecting the level of cash distributions available to Unitholders are the level of production achieved by PET, and the prices received for its production. These prices are influenced in varying degrees by factors outside the Trust's control. Some of these factors include:

- economic conditions that influence the demand for natural gas and the level of interest rates set by the Governments of Canada and the U.S.;
- weather conditions that influence the demand for natural gas;
- transportation availability and costs; and
- price differentials among markets based on transportation costs to major markets.

To mitigate these risks, PET has active hedging and marketing programs in place based on an established set of criteria that has been approved by the Board of Directors of the Administrator of the Trust. The results of the hedging program are reviewed against these criteria and the results actively monitored by the Board.

Beyond our hedging strategy, PET also mitigates risk by having a diversified gas marketing portfolio, by transacting with a number of counterparties and limiting exposure to each counterparty.

The contracts that PET has with aggregators vary in length. They represent a blend of domestic markets with fixed and floating prices designed to provide price diversification to our revenue stream.

AUDITORS' REPORT

To the Trustee of Paramount Energy Trust

We have audited the consolidated balance sheets of Paramount Energy Trust ("PET") as at December 31, 2003 and 2002, the consolidated statements of earnings and accumulated earnings and cash flows for the years then ended. These financial statements are the responsibility of PET's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of PET as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

KPMG LLP

Chartered Accountants

Calgary, Canada

February 26, 2004

MANAGEMENT'S REPORT

The accompanying consolidated financial statements of Paramount Energy Trust and all the information in this Annual Report are the responsibility of Management and have been approved by the Board of Directors of the Administrator of the Trust.

The consolidated financial statements have been prepared by Management in accordance with Canadian generally accepted accounting principles. When alternative accounting methods exist, Management has chosen those it deems most appropriate in the circumstances. Financial statements are not precise since they include certain amounts based on estimates and judgements. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly, in all material respects. The financial information contained elsewhere in this report has been reviewed to ensure consistency with the consolidated financial statements.

Management maintains systems of internal accounting and administrative controls of high quality, consistent with reasonable cost, Such systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that the Trust's assets are appropriately accounted for and adequately safeguarded.

The Audit and Reserves Committee of the Board of Directors of the Administrator of the Trust consists of non-management directors. The Committee meets quarterly with management as well as with the external auditors to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues to satisfy itself that each party is properly discharging its responsibility, and to review the Annual Report. The Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the Unitholders. The Committee also considers, for review by the Board and approval by the Unitholders, the engagement or re-appointment of external auditors.

The consolidated financial statements have been audited by KPMG LLP, the external auditor, in accordance with auditing standards generally accepted in Canada on behalf of the Unitholders. KPMG LLP has full and free access to the Audit and Reserves Committee and Management.

Susan Riddell Rose

Susan L. Riddell Rose

President and Chief Operating Officer

Cameron R. Sebastian

Vice President, Finance and Chief Financial Officer

Paramount Energy Trust

Notes to Consolidated Financial Statements

(dollar amounts in $Cdn except as noted)

1. Paramount Energy Trust

Paramount Energy Trust ("PET" or the "Trust") is an unincorporated Trust formed under the laws of the Province of Alberta pursuant to a Trust indenture dated June 28, 2002, as amended, and whose Trustee is Computershare Trust Company of Canada. The beneficiaries of PET are the holders of the Trust Units of PET (the "Unitholders"). PET was established for the purposes of issuing Trust Units and acquiring and holding royalties and other investments. The consolidated financial statements of PET consist of 100 percent ownership of Paramount Energy Operating Corp. (the "Administrator") and the 100 percent ownership of the beneficial interests of Paramount Operating Trust ("POT"). PET utilizes a calendar fiscal year for financial reporting purposes.

The Administrator was incorporated primarily to act as Trustee of POT. As Trustee of POT, the Administrator will hold legal title to the properties and assets of POT on behalf of and for the benefit of POT and will administer, manage and operate the oil and gas business of POT. In addition, the Administrator will provide certain management and administrative services for PET and its Trustee pursuant to a delegation of power and authority to it under the PET Indenture.

On July 1, 2002, PET entered into an agreement with a subsidiary of PET's then-parent Paramount Resources Ltd. ("PRL") to acquire corporate assets. As the transaction was between related parties, the assets acquired were recognized at a value equal to their net book value in the books of the vendor. This resulted in an increase in the carrying value of the assets of $1.3 million and an equivalent increase in Unitholders' Equity (Note 5).

The issuance of a receipt for a prospectus was made by Canadian regulatory authorities on January 29, 2003 and by regulators in the United States on February 3, 2003. Subsequent to the issuance of these receipts, PET, POT, the Administrator and PRL completed a series of transactions pursuant to which PET, on a consolidated basis, acquired oil and gas properties and related assets with an estimated value of $301,000,000 from PRL. PET raised equity of approximately $150,000,000 from the exercise of Rights and obtained bank financing of approximately $100,000,000, as follows:

On February 3, 2003, PRL, effective July 1, 2002, sold its interest in certain assets (the "Initial Assets") to POT for consideration consisting of a promissory note in PRL's favor of $81,000,000. Interest on the $81,000,000 purchase price accrued at a rate of 6.5 percent per annum. At that time a secured guarantee was given by both POT and PET in respect of $20,000,000 of PRL's indebtedness to PRL's lenders. At the same time PRL and POT executed the Take-Up Agreement which required PRL to sell and POT to purchase 100 percent of PRL's interest in certain additional assets (the "Additional Assets"). The purchase price was $220,000,000. As related party transactions, the purchase price of the acquired assets was adjusted to reflect the vendor's net book value of the assets. This resulted in a reduction in the carrying value of petroleum and natural gas properties of $17.5 million. This amount was recorded as a reduction in Unitholders' Equity (Note 5);

- POT, effective July 1, 2002, granted to PET a royalty of 99 percent of the net revenue less permitted deductions with respect to debt payments, capital expenditures and certain other amounts from the Canadian resource properties comprised in the Initial Assets and all after-acquired Canadian resource properties of POT including the Additional Assets described below (the "Royalty") in exchange for consideration consisting of $64,152,000 to be paid in accordance with an agreement between POT, PET and PRL whereby PET issued and delivered to PRL a first promissory note in the amount of $30,000,000 and a second promissory note in the amount of $34,152,000. The first promissory note carried annual interest equal to the prime rate of a major Canadian chartered bank from time to time plus 1.875 percent. This payment reduced the amount of indebtedness that POT owed to PRL to approximately $16,848,000 which was represented by a promissory note that carried annual interest from the date of issue equal to the prime rate of a major Canadian chartered bank from time to time plus 1.875 percent. PET granted a security interest to PRL in PET's assets as security for its indebtedness under the first promissory note and POT granted a guarantee to PRL for such indebtedness and granted PRL a security interest over its assets for the guarantee;
- PET issued 6,636,045 Trust Units to PRL in full repayment of the indebtedness under the second promissory note;
- PET purchased from PRL the remaining $16,848,000 indebtedness owed by POT to PRL in exchange for the issuance and delivery to PRL of an additional 3,273,721 Trust Units;
- PRL did, on February 3, 2003, by way of a dividend, distribute all of the PET Trust Units held by PRL, being 9,909,767 Trust Units, to the holders of PRL common shares;
- PET issued to each of the holders of the Trust Units distributed by PRL, three Rights to subscribe for additional PET Trust Units. Each Right entitled the holder to purchase one additional PET Trust Unit at a subscription price of $5.05 per Trust Unit. On March 11, 2003,

PRL did, effective July 1, 2002, sell to POT 100 percent of PRL's interest in the Additional Assets for an aggregate consideration of $220,000,000. This was funded by the exercise and payment of 100 percent of the Rights granted, resulting in proceeds of $150,129,475 (before issue costs). These funds together with bank financing of $100,000,000 were also used to repay the $30,000,000 promissory note to PRL and to complete the acquisition of the Additional Assets.

- Effective March 19, 2003 POT acquired a 100 percent interest in the Ells property in Northeast Alberta from PRL for $18.4 million.
- On May 30, 2003 PET closed an issue of 5,000,000 Trust Units at $12.65 per Unit for net proceeds of $60.1 million.

2. Basis of Presentation and Accounting Policies

The accompanying financial statements have been prepared by Management of the Administrator (as agent for the Trustee of PET) on behalf of PET in accordance with Canadian generally accepted accounting principles ("Canadian GAAP").

Prior to the asset acquisitions on February 3, 2003 and March 11, 2003 described in Note 1, the consolidated financial statements include the operations and results of the Northeast Alberta properties of PRL which were acquired by the Trust on those dates. The consolidated financial statements have been prepared on a continuity of interests basis which recognizes the Trust as the successor entity to PRL's Northeast Alberta core area of operations as the Trust acquired substantially all of PRL's natural gas assets in that region. Certain of PRL's properties in Northeast Alberta were not acquired by the Trust and the results of such properties have been excluded from these consolidated financial statements. While the amounts applicable to PRL's Northeast Alberta properties for certain revenues, royalties, expenses, assets and liabilities could be derived directly from the accounting records of PRL, it was necessary to allocate certain other items between PRL's core areas. In the opinion of Management, the consolidated balance sheet and statements of earnings include all adjustments necessary for the fair presentation of the transactions in accordance with Canadian GAAP.

a) Principles of Consolidation The consolidated financial statements include the accounts of the Trust and its wholly-owned subsidiaries.

b) Petroleum and Natural Gas Operations PET follows the successful efforts method of accounting for petroleum and natural gas operations. Under this method, PET capitalizes only those costs that result directly in the discovery of petroleum and natural gas reserves. Exploration expenses including geological and geophysical costs, lease rentals and exploratory dry hole costs are charged to earnings as incurred. Leasehold acquisition costs including costs of drilling and equipping successful wells are capitalized. The net cost of unproductive wells, abandoned wells and surrendered leases are charged to earnings in the year of abandonment or surrender. Gains or losses are recognized on the disposition of properties and equipment.

Depletion and depreciation of petroleum and natural gas properties including well development expenditures, production equipment, gas plants and gathering systems are provided on the unit-of-production method based on estimated proved recoverable reserves of each producing property or project. Depreciation of other equipment is provided on a declining balance method at rates varying from 20 to 30 percent.

The net amount at which petroleum and natural gas costs on a property or project are carried is subject to a cost recovery test annually or as economic events dictate. An impairment loss is recognized when the carrying amount of the asset is less than the sum of the expected future cash flows (undiscounted and without interest charges). The amount of the impairment loss is calculated as the difference between the carrying amount and the fair value of the asset where fair value is calculated as the present value of estimated future cash flows. The carrying values of capital assets, including the costs of acquiring proved and probable reserves, are subject to uncertainty associated with the quantity of oil and gas reserves, future production rates, commodity prices and other factors.

Prior to January 1, 2003, the net amount at which petroleum and natural gas costs on a property or project were carried was subject to a different cost recovery test. Any impairment loss was the difference between the carrying value of the asset and its recoverable amount (undiscounted). This change has been adopted retroactively but had no effect on these consolidated financial statements.

Many of the exploration, development and production activities of the Trust are conducted jointly with others. These financial statements reflect only the Trust's proportionate interest in such activities.

The Trust's corporate assets are recorded at cost and are depreciated on a straight line basis at rates ranging from 2.5 percent to 20 percent.

c) Asset Retirement Obligations The Trust recognizes the fair value of an Asset Retirement Obligation ("ARO") in the period in which it is incurred or when a reasonable estimate of the fair value can be made. The fair value of the estimated ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the property, plant and equipment. The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to earnings in the period. Revisions to the estimated timing of

cash flows or to the original estimated undiscounted cost would also result in an increase or decrease to the ARO. Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded. Any difference between the actual costs incurred upon settlement of the ARO and the recorded liability is recognized as a gain or loss in the Trust's earnings in the period in which the settlement occurs.

d) Per Trust Unit Information Per Trust Unit amounts for all periods prior to March 31, 2003 have been presented on a pro-forma basis as if the Trust Units outstanding at March 31, 2003 were all outstanding for each period shown (see Note 1). Basic earnings per Unit were calculated using the weighted average number of Trust Units outstanding during the year: 2003 - 42,597,280, (2002 – 39,638,376). The Trust uses the treasury stock method where only "in the money" dilutive instruments impact the diluted calculations. In computing diluted earnings per Unit 640,751 net Units were added to the weighted average number of Trust Units outstanding during the twelve-month period ended December 31, 2003 (2002 – nil net Units) for the dilutive effect of Incentive Rights.

e) Foreign Currency Translation Monetary assets and liabilities denominated in a foreign currency are translated at the rate of exchange in effect at year end while non-monetary assets and liabilities are translated at historical rates of exchange. Revenues and expenses are translated at monthly average rates of exchange. Translation gains and losses are reflected in earnings in they period in which they arise.

f) Financial Instruments Financial instruments are utilized by PET to manage its exposure to commodity price fluctuations, foreign currency and interest rates. PET's policy is not to utilize financial instruments for trading or speculative purposes.

PET formally documents relationships between hedging instruments and hedged items, as well as its risk Management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. PET also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items.

PET uses forward, futures and swap contracts to manage its exposure to commodity price fluctuations. The net receipts or payments arising from these contracts are recognized in earnings as a component natural gas revenue during the same period as the corresponding hedged position.

g) Income Taxes For periods prior to 2003, income tax expense has been recorded using the average tax rate applicable to PRL. As PRL's Northeast Alberta assets generated cash flow significantly in excess of capital investment, there were assumed to be no tax pools available to defer these tax obligations. As a result, all taxes are assumed to be cash tax obligations and to have been paid during the year on an installment basis.

The Trust, and its operating entity POT, are taxable entities under the Income Tax Act (Canada) and are taxable only on income that is not distributed or distributable to the Unitholders. As the Trust distributes all of its taxable income to the Unitholders pursuant to its Trust Indenture and meets the requirements of the Income Tax Act (Canada) applicable to the Trust, no provision for income taxes has been made in these consolidated financial statements. The Administrator has no tax balances.

h) Unit Incentive Plan The Trust has a Unit Incentive Plan as described in Note 8. Effective for fiscal years beginning on or after January 1, 2002, the Trust adopted the recommendations of the CICA on accounting for stock-based compensation which apply to new Incentive Rights granted on or after January 1, 2002. The Trust has elected to measure compensation cost to employees based on the settlement method at the date of the grant and recognize that cost over the vesting period. As the exercise price of the Incentive Rights granted approximates the market price of the Trust Units at the time of the grant date, no compensation cost has been provided in the statement of earnings.

The exercise price of the Incentive Rights granted under the Trust's unit incentive plan may be reduced in future periods in accordance with the terms of the Unit Incentive Plan. The amount of the reduction cannot be reasonably estimated as it is dependent upon a number of factors including, but not limited to, future prices received on the sale of oil and natural gas, future production of oil and natural gas, determination of amounts to be withheld from future distributions to fund capital expenditures and the purchase and sale of property, plant and equipment. Therefore, it is not possible to determine a fair value for the Incentive Rights granted under the plan.

Compensation costs for pro forma disclosure purposes have been determined based on the excess of the Trust Unit price over the exercise price of the Incentive Rights at the date of the financial statements. For the year ended December 31, 2003, net earnings would be reduced by $2.4 million ($0.05 per Trust Unit, basic and diluted) for the estimated compensation cost associated with the Incentive Rights granted under the Rights Plan on or after January 1, 2002. All Incentive Rights were issued during 2003; as a result, the 2002 net earnings were not affected by compensation costs.

i) Measurement Uncertainty The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The amounts recorded for depletion, depreciation and accretion are based on estimates. The cost recovery test calculation is based on estimates of reserves, production rates, oil and natural gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and may impact the consolidated financial statements of future periods.

3. Change in Accounting Policy

Asset Retirement Obligation

In December 2003, the Trust adopted CICA Handbook Section 3110 "Asset Retirement Obligations". This Change in accounting policy has been applied retroactively with restatement of prior periods presented for comparative purposes.

Previously, the Trust recognized a provision for future site reclamation and abandonment costs calculated on the unit-of-production method over the life of the natural gas properties based on the total estimated proved reserves and an estimated future liability.

As a result of this change, net earnings for the year ended December 31, 2003 decreased by $0.9 million (2002 - $1.6 million). The obligation increased by $11.9 million (2002 - $12.9 million) and property, plant and equipment, net of accumulated depletion increased by $7.4 million (2002 - $9.3 million). Opening 2003 accumulated earnings decreased by $3.6 million (2002 - $2.0 million) to reflect the cumulative impact of depletion expense, net of the cumulative site restoration provision on the asset retirement obligation recorded retroactively.

4. Business Combination

On November 18, 2003, the Trust and Epact Exploration Ltd. ("Epact") jointly announced that they had entered into an agreement pursuant to which the Trust would make an offer to purchase all of the issued and outstanding common shares of Epact for cash consideration of $1.57 per share or approximately $13.2 million, including acquisition costs. This transaction has been accounted for using the purchase method as of the closing date of November 18, 2003.

The following table summarizes the value of the assets acquired and liabilities assumed at the date of acquisition:

Working capital deficiency	$ (4,768)
Property, plant and equipment	18,453
Asset retirement obligation	(423)
	$ 13,262

5. Property, Plant and Equipment

	December 31, 2003	December 31, 2002
Petroleum and Natural Gas Properties	$ 587,388	$ 517,562
Corporate Assets	3,585	2,828
Adjustment to Net Book Value (Note 1)	(16,172)	1,317
	574,801	521,707
Accumulated Depletion and Depreciation	(332,846)	(260,371)
	$ 241,955	$ 261,336

Included in the Trust's property, plant and equipment is $7.4 million ($9.3 million in 2002), net of accumulated depletion relating to the adoption of asset retirement obligations (Note 3).

Property, Plant and equipment costs included $46.8 million (2002 - $48.5) currently not subject to depletion.

At December 31, 2003 the Trust recorded a write down to property, plant and equipment in the amount of $9.8 million.

On January 5, 2004 PET closed the acquisition of producing natural gas properties in Northeast Alberta for $30.3 million. This acquisition was financed from existing credit facilities.

6. Bank and Other Debt

PET has a revolving credit facility with a syndicate of Canadian Chartered Banks. As at the date of the audit report the revolving credit facility had a borrowing base of $100 million. The facility consists of a demand loan of $90 million and a working capital facility of $10 million. In addition to amounts outstanding under the facility, PET has outstanding letters of credit in the amount of $1.7 million. Collateral for the credit facility is provided by a floating-charge debenture covering all existing and after acquired property of the Trust as well as unconditional full liability guarantees from all subsidiaries in respect of amounts borrowed under the facility.

Advances under the facility are made in the form of Bankers' Acceptances (BA), prime rate loans or letters of credit. In the case of BA advances, interest is a function of the BA rate plus a stamping fee based on the

Trust's current ratio of debt to cash flow. In the case of prime rate loans, interest is charged at the lenders' prime rate.

On February 4, 2003 PET issued a promissory note in the amount of $34.2 million to PRL in relation to the acquisition of certain assets in Northeast Alberta. Subsequently this promissory note was extinguished through the issue of Trust Units (Note 7).

On February 3, 2003 PET issued a promissory note in the amount of $30.0 million to PRL in relation to the acquisition of certain assets in Northeast Alberta. Subsequently this promissory note was extinguished through the utilization of bank facilities.

On July 1, 2002 PET issued a promissory note pursuant to the acquisition of assets from a subsidiary of PRL. This promissory note accrued interest at a rate of prime plus 0.25 percent. The promissory note was repaid in full on February 3, 2003. All interest accrued on the promissory note was paid at the time the promissory note was extinguished.

7. Unitholders' Capital

a) Authorized

Authorized capital consists of an unlimited number of Trust Units and an unlimited number of Special Voting Units. No Special Voting Units have been issued to date.

b) Issued and Outstanding

The following is a summary of changes in Unitholders' Capital during the year ended December 31, 2003:

Trust Units	Number Of Units	Amount
Balance, December 31, 2002	1	$ 100
Units Issued on Settlement of Promissory Note (Notes 1 & 6)	6,636,045	34,152,000
Units Issued on Settlement of Promissory Note (Note 1)	3,273,721	16,848,000
Units Cancelled after Declaration of Dividend by PRL	(173)	(874)
Units Issued Pursuant to Rights Offering (Note 1)	29,728,782	150,130,349
Units Issued Pursuant to Unit Offering (Note 1)	5,000,000	63,250,000
Trust Unit Issue Costs	-	(4,361,575)
Balance, December 31, 2003	44,638,376	$ 260,018,000

Redemption Right

Unitholders may redeem their Trust Units at any time by delivering their Unit Certificates to the Trustee, together with a properly completed notice requesting redemption. The redemption amount per Trust Unit will be the lesser of 90 percent of the weighted average trading price of the Trust Units on the principal market on which they are traded for the 10 day period after the Trust Units have been validly tendered for redemption and the "closing market price" of the Trust Units. The redemption amount will be payable on the last day of the following calendar month. The "closing market price" will be the closing price of the Trust Units on the principal market on which they are traded on the date on which they were validly tendered for redemption, or, if there was no trade of the Trust Units on that date, the average of the last bid and ask prices of the Trust Units on that date.

8. Unit Incentive Plan

PET has adopted a Unit Incentive Plan which permits the Administrator's Board of Directors to grant non-transferable rights to purchase Trust Units ("Incentive Rights") to its and affiliated entities' employees, officers, directors and other service providers. The purpose of the Unit Incentive Plan is to provide an effective long-term incentive to eligible participants and to reward them on the basis of PET's long-term performance and distributions. The Administrator's Board of Directors will administer the Unit Incentive Plan and determine participants, numbers of Incentive Rights and terms of vesting. The grant price of the Incentive Rights (the "Grant Price") shall equal the per Trust Unit closing price on the trading date immediately preceding the date of the grant, unless otherwise permitted. The holder of the Incentive Rights may elect to reduce the strike price of the Incentive Rights (the "Strike Price"), such reduction determined by deducting from the Grant Price the aggregate amounts of all distributions on a per Trust Unit basis that PET pays its Unitholders after the date of grant which represent a return of more than 2.5 percent per quarter on PET's consolidated net fixed assets on its balance sheet at each calendar quarter end.

The Strike Price will be adjusted on a quarterly basis and in no case may it be reduced to less than $0.001 per Trust Unit.

PET has granted 1,108,000 Incentive Rights to purchase PET Trust Units to directors, officers and employees of the Administrator of which 928,000 were granted at $5.05 and 180,000 were granted at $11.10 to $11.15 per Incentive Right.

For purposes of Canadian generally accepted accounting principles, PET will account for the Incentive Rights granted to employees or directors of PET and its subsidiaries by the settlement method under which no amount will be recorded at the time the Incentive Rights are granted. Proceeds received on the exercise of the Rights will be recorded to Unitholders' Capital.

The Incentive Rights will only be dilutive to the calculation of earnings per Trust Unit if the exercise price is below the fair value of the Unit.

At December 31, 2003 a total of 3,963,838 Units had been reserved under the Unit Incentive Plan. As at December 31, 2003 no Incentive Rights granted under the Unit Incentive Plan had vested.

Incentive Rights	2003	
	Average grant price	Incentive Rights
Balance, beginning of year	-	-
Granted	$6.04	1,108,000
Exercised	-	-
Cancelled	-	-
Balance, end of year	$6.04	1,108,000
Incentive Rights Exercisable, end of year	-	-

The following summarizes information about Incentive Rights outstanding at December 31, 2003 assuming the reduced Strike Price described above:

Range of Exercise Prices	Number outstanding at December 31, 2003	Weighted average contractual life (years)	Weighted average exercise price/ Right	Number exercisable at December 31, 2003	Weighted average exercise price/ Right
$2.99	928,000	4	$2.99	-	-
$11.10-$11.15	180,000	5	$11.12	-	-

9. Asset Retirement Obligations

The total future asset retirement obligation was estimated by Management based on the Trust's net ownership interest in all wells and facilities, estimated costs to reclaim and abandon the wells and facilities and the estimated timing of the costs to be incurred in future periods. The Trust has estimated the net present value of its total asset retirement obligations to be $21.7 million as at December 31, 2003 based on total future liability of $46 million. These payments are expected to be made over the next 25 years with the majority of costs incurred between 2010 and 2015. The Trust used a credit adjusted risk free rate of 6.25% to calculate the present value of the asset retirement obligation.

The following table reconciles the Trust's asset retirement obligations:

	2003	2002
Obligation, beginning of year	$ 20,039	$ 18,404
Increase in Obligation during the Year	423	472
Expenditures Incurred during the Year	-	-
Accretion Expense	1,239	1,163
Obligation, end of year	$ 21,701	$ 20,039

10. Financial Instruments

The Trust's financial instruments included in the consolidated balance sheet consist of accounts receivable, accounts payable and accrued liabilities, distributions payable and bank and other debt. The fair value of these items approximated their carrying amount at December 31, 2003 and 2002 due to their short-term nature.

Natural Gas Commodity Price Hedges

At December 31, 2003, the Trust had entered into financial forward sales arrangements summarized as follows:

Volumes at AECO (Gigajoules/day) ("GJ/d")	Price ($/GJ)	Term
45,000 GJ/d	$ 6.30	November 2003 – March 2004
25,000 GJ/d	$ 5.40	April 2004 – October 2004
7,500 GJ/d	$ 5.00 to $ 7.10	April 2004 – December 2004

Had these contracts been settled on December 31, 2003, using prices in effect at that time, the mark-to-market loss would have totaled $4.0 million.

11. Gas over Bitumen Issue

The Alberta Energy and Utilities Board ("AEUB" or the "Board") issued General Bulletin ("GB") 2003-28 (the "Bulletin") on July 22, 2003. The AEUB continues to consider that gas production in pressure communication with associated potentially recoverable bitumen places future bitumen recovery at an unacceptable risk. On January 26, 2004, the AEUB Staff Submission Group ("SSG") released their recommendations for the shut-in of producing wells with total average daily production of 135 MMcf/d as of August 31, 2003. Approximately 95 MMcf/d was shut-in by Industry on September 1, 2003 while a shut-in date has not been announced for the remaining 40 MMcf/d recommended for shut-in by the SSG. A total of 24.1 MMcf/d of PET production was recommended for shut-in by the SSG which includes 7.6 MMcf/d of the gas shut-in on September 1, 2003 and an additional 16.5 MMcf/d of PET's production which was previously exempted from Shut-in Order 03-001.

AEUB Interim Hearings with respect to this matter are scheduled to begin on March 10, 2004. On February 27, the Alberta Court of Appeal granted a stay of the AEUB hearing process to the extent that it applies to wells for which the productive status was previously determined under AEUB Decision 2003-23 following the Chard/Leismer Hearing. This should exclude 0.7 MMcf/d of PET production from the current proceedings. The Alberta Court of Appeal declined to grant a stay of the March interim hearings; however, PET and others have been granted Leave to Appeal the entire GB 2003-28 process subject to the AEUB

not providing a fair and reasonable process. A date for the hearing of that appeal has not been set.

At December 31, 2003 PET recorded a writedown of property, plant and equipment of $9.8 million (Note 5). This amount arose in connection with the increase in capital assets related to the adoption of asset retirement obligations (Note 3), revisions to PET's reserves and adjustments to estimates of future cash flows related to the gas over bitumen issue. No future compensation with respect to the gas over bitumen issue for any shut-in production beyond the current interim financial assistance of $0.60 per Mcf on current or future foregone production was included in the determination of this writedown. To the extent that circumstances including volumes of gas shut-in or finalization of compensation arrangements change, further adjustments to the carrying amount of PET's property, plant and equipment may be required. Such adjustments relate to prescribed determinations under the successful efforts method of accounting and should not be taken to represent indications of the fair market value of PET's assets or the possible impairment of such value. Until the AEUB determines the final productive status of the wells, PET cannot accurately estimate the amount of production that may remain shut-in, if any, and for what duration. The amount and timing of possible compensation for having to shut-in such production is also not determinable at this time. To December 31, 2003, PET had incurred $0.7 million in legal and other costs with respect to the gas over bitumen issue. PET will continue to pursue all avenues to defend its gas production and Unitholder value.

Officer and Directors

The Administrator of Paramount Energy Trust is Paramount Energy Operating Corp. (PEOC). PEOC carries out the day-to-day activities of the Trust including administering and operating the oil and gas business. The officers and directors of PEOC are responsible for the overall direction, management and corporate governance of the Trust. PEOC was formed on June 28, 2002.

Senior Officers

Clayton H. Riddell

Chairman, Chief Executive Officer and Director *since 2002*

Clayton H. Riddell graduated from the University of Manitoba with a Bachelor of Science, Honours Degree in Geology. Mr. Riddell has been the Chairman of the Board and Chief Executive Officer of PRL since 1978. Until June 20, 2002 he was also the President of PRL. Mr. Riddell is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, the Canadian Association of Petroleum Producers, the Canadian Society of Petroleum Geologists, the Independent Petroleum Association of Canada, the American Association of Petroleum Geologists and the Canadian Geoscience Council. Mr. Riddell is or has been a director of the following publicly traded entities during the periods indicated: Newalta Corporation (July 1988 – present); Berkley Petroleum Corp. (1993 – March 2001); and Big Rock Brewery Ltd. (2001 – 2003). Mr. Riddell is the father of Ms. Susan L. Riddell Rose.

Susan L. Riddell Rose

President, Chief Operating Officer and Director *since 2002*

Susan L. Riddell Rose graduated from Queen's University with a Bachelor of Science in Geological Engineering (1986). Before joining PEOC, Ms. Rose spent 12 years with Paramount Resources Ltd. (PRL), culminating in the position of Corporate Operating Officer. She has been a director of PRL since 2000. Prior to her involvement with PRL, she was a geological engineer with Shell Canada Limited. Ms. Rose is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, the Canadian Society of Petroleum Geologists and the American Association of Petroleum Geologists. Ms. Rose is the daughter of Mr. Clayton H. Riddell.

Cameron R. Sebastian

Vice President, Finance and Chief Financial Officer *since 2002*

Cameron R. Sebastian graduated in 1986 from the University of Calgary with a Bachelor of Commerce and is a Chartered Accountant. Prior to joining PEOC, he spent two years as Vice President, Finance of Summit Resources Limited. His prior industry experience included three years as Vice President, Finance of Pursuit Resources Corp. and Controller of Summit Resources Limited. Mr. Sebastian is a member of the Canadian and Alberta Institutes of Chartered Accountants, the Canadian Petroleum Tax Society and the Treasury Management Association of Canada.

Gary C. Jackson

Vice President, Land, Legal and Acquisitions *since 2002*

Gary C. Jackson graduated in 1977 from the University of Calgary with a Bachelor of Arts in Economics and Commerce. Prior to joining PEOC, he spent two years as Vice President, Land of Summit Resources Limited. Mr. Jackson has over 16 years experience with various oil and gas exploration and production companies in the position of Manager of Acquisitions and Dispositions and Manager of Land. Mr. Jackson is a member of the Canadian Association of Petroleum Landmen and the Petroleum Acquisition and Disposition Association.

Myra Jones

Corporate Secretary *since 2002*

Ms. Jones has been Corporate Secretary of PEOC since it was formed. Previously, she was Corporate Secretary for Summit Resources Limited, an oil and gas exploration and development company.

Kevin Marjoram

Vice President, Operations *since 2002*

Mr. Marjoram graduated from the University of Calgary with a Bachelor of Science Degree in Chemical Engineering in 1983. Prior to joining PEOC, he spent two years as Area Engineering Manager, Northeast Alberta – West Side for Paramount Resources Ltd. His other industry experience includes various operations management positions with Spire Energy Ltd. and Northrock Resources Ltd., both public oil and gas companies. Mr. Marjoram is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

Brett Norris

Vice President, New Ventures and Geoscience *since 2003*

Brett Norris graduated in 1986 from the University of Toronto with a Bachelor of Science (Geology), and in 1989 from the University of Western Ontario with a Master of Science (Geology). Prior to joining the Trust in November 2003, he was with Nexen Inc. for over five years, working in the International Division in the Yemen and Colombia operations groups, most recently holding the position of Exploitation Manager, Colombia Operations. Before this, he worked with several companies and has consulted independently, both domestically and internationally. Mr. Norris is a member of the Canadian Society of Petroleum Geologists, the Association of Professional Engineers, Geologists and Geophysicists of Alberta, and the Society of Petroleum Engineers.

Directors

John W. (Jack) Peltier

Director

Mr. Peltier graduated from the Royal Military College of Canada with a Bachelor of Science degree and Queen's University at Kingston with an M.B.A. Mr. Peltier received his Chartered Financial Analyst designation in 1974 and is a member of the Association for Investment Management and Research. Since 1978 he has been President of Ipperwash Resources Ltd. and predecessor companies, a private company providing management and financial consulting services. Mr. Peltier has served on many Boards. In March 2001, he was Trustee and then Chairman of the Board of Trustees of Request Income Trust until its acquisition by Pulse Data Inc. in January 2002. From 1986-2001, he was a member and then Chairman of the Board of Enermark Inc. and Enermark Income Fund. From May 2000 to June 2001 he was a member of the Board of Enerplus Resources Corporation and a member of the Board of Trustees of Enerplus Resources Fund. All of those entities merged to form Enerplus Resources Fund in June 2001. Mr. Peltier's other experience includes being Chief Financial Officer of Thunder Energy Ltd. (1995 to 2000) and a director from 1995 to the present. From July 1995 to October 1996 he was the Chief Financial Officer of Bow Valley Energy Ltd. where he was a director from 1996 to February 2002. In the past five years, Mr. Peltier has held numerous directorships in public entities in addition to those described above as follows: Belfast Petroleum Ltd., (1995 to July 1999); Courage Energy Inc., (November 2000 to July 2001); Westbrook Energy Corporation, (November 1997 to October 1999); Manhattan Resources Ltd. (acquirer of Westbrook Energy Corporation), (October 2001 to present); and Highridge Exploration Inc., (June 1995 to July 1999).Mr. Peltier is a member of the Investment Committee of The Calgary Foundation.

Donald J. Nelson

Director

Mr. Nelson is a professional engineer with over 30 years experience in the oil and gas industry. He holds a diploma in Computer Technology from the Southern Alberta Institute of Technology, Calgary, Alberta (1969) and graduated from Notre Dame University, Nelson, British Columbia with a Bachelor of Science degree in Mathematics (1972). He is presently President of Fairway Resources Inc., a private company providing engineering and management consulting services to the oil and gas industry. Mr. Nelson was President and Director from 1998 to June of 2002 and Vice President, Operations with Summit Resources Limited from mid-1996 to 1998. He is presently a director of Taylor NGL Limited Partnership (since April 2003) and Culane Energy Inc. (since January 2003). He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and of the Society of Petroleum Engineers.

Karen A. Genoway

Director

Ms. Genoway is a professional landman with more than 24 years experience in the oil and natural gas industry. Currently, she is the Vice President, Land for a private company Onyx Energy Inc. From February 2001 to January 2002, she was Vice President of Request Management Inc., manager of Request Income Trust. Previously, Ms. Genoway has held the position of Land Manager for Strand Oil & Gas Ltd., and has more recently held the position of Senior Vice-President within the Enerplus Group of Companies. She was with these firms for 8 and 13 years respectively. Currently, Ms. Genoway is an active member of The Canadian Association of Petroleum Land Administration, The Petroleum Joint Venture Association as well as The Canadian Association of Petroleum Landmen, an organization in which she used to act as a director. Ms. Genoway is also currently a director of Kale Investments Inc., Onyx Oil & Gas Ltd. and Onyx Energy Inc., all private companies.

Howard R. Ward

Director

Mr. Ward holds a Bachelor of Arts Degree (1967) and a Bachelor of Law Degree (1969) from the University of New Brunswick. He has been a member of the Law Society of Alberta since 1975. Effective December of 2002, Mr. Ward became a partner with International Energy Counsel LLP, a law firm. In the previous two years, he was counsel with McCarthy Tetrault LLP and Donahue & Partners LLP. From 1978 to 2000 he was a partner of Burstall Ward, Barristers and Solicitors. Mr. Ward was an independent member of the Power Pool Council and Market Surveillance Administrator for the Power Pool of Alberta. He is or has been a director of the following publicly traded entities: Blue Sky Resources Ltd. (July 1999 to July 2000); Cabre Exploration Ltd. (1981 to 2000); Jet Energy Corp. (1995 to 1999); Kacee Exploration Inc. (Questar Exploration) (1993 to 1997); Fibre-Klad Industries Ltd. (1992 to 1994); and Tuscany Resources Ltd., (1997 to 2001).

Management

Clayton H. Riddell
Chief Executive Officer

Susan L. Riddell Rose
President and Chief Operating Officer

Gary C. Jackson
Vice President, Land, Legal and Acquisitions

Kevin J. Marjoram
Vice President, Operations

Brett Norris
Vice President, New Ventures & Geoscience

Cameron R. Sebastian
Vice President, Finance and Chief Financial Officer

Myra Jones
Corporate Secretary

Directors

Clayton H. Riddell(3)
Chief Executive Officer and Chairman of the Board
Paramount Energy Operating Corp.

Susan L. Riddell Rose(2)
President and Chief Operating Officer
Paramount Energy Operating Corp.

Karen A. Genoway(3)(4)
Vice President, Land
Onyx Energy Inc.

Donald J. Nelson(1)(2)(3)(4)
President,
Fairway Resources Inc.

John W. Peltier(1)(2)(4)
President
Ipperwash Resources Ltd.

Howard R. Ward(1)(4)
Partner
International Energy Counsel LLP

(1) Member of Audit and Reserves Committee

(2) Member of Environmental Committee

(3) Member of Compensation Committee

(4) Member of Corporate Governance Committee

Auditors

KPMG LLP

Bankers

Bank of Montreal

Canadian Imperial Bank of Commerce

Bank of Nova Scotia

Reserve Evaluation Consultants

McDaniel & Associates Consultants Ltd.

Trustee Registrar And Transfer Agent

Computershare Trust Company of Canada

Stock Exchange Listing

Toronto Stock Exchange "PMT.UN"

Head Office

500, 630 – 4th Avenue SW
Calgary, Alberta T2P 0J9

Phone 403.269.4400
Fax 403.269.4444
E-mail info@paramountenergy.com
Website www.paramountenergy.com

Annual Meeting

Unitholders are cordially invited
to attend the Annual General Meeting
of Paramount Energy Trust
to be held on May 13, 2004 at 3:00 p.m.

Calgary Petroleum Club
Devonian Room
319 Fifth Avenue S.W.
Calgary, Alberta

This report contains forward-looking information with respect to Paramount Energy Trust (PET). This forward looking information is based on certain assumptions that involve a number of risks and uncertainties and are not guarantees of future performance. Actual results could differ materially as a result of changes in PET's plans, changes in commodity prices, general economic, market and business conditions as well as production, development and operating performance, regulations and other risks associated with oil and gas operations.

driven

Toronto Stock Exchange PMT.UN

Head Office
500, 630 – 4th Avenue SW
Calgary, Alberta T2P 0J9
Phone 403.269.4400
Fax 403.269.4444
E-mail info@paramountenergy.com

Website www.paramountenergy.com

Fiscal responsibility drives everything we do.

PARAMOUNT
ENERGY TRUST